Exhibit 10.5

AGREEMENT IN RESPECT OF TELECOMMUNICATION APPARATUS

between

RAILTRACK PLC

and

BR TELECOMMUNICATIONS LIMITED

in respect of rights

for telecommunications apparatus

over certain property of

Railtrack PLC in Scotland

Shepherd & Wedderburn WS

Saltire Court

20 Castle Terrace

Edinburgh EH1 2ET

Tel:  031-228 9900

Fax: 031-228 1222

AGREEMENT IN RESPECT OF TELECOMMUNICATIONS APPARATUS between:-

(1)	RAILTRACK PLC (Company Registration No. 2904587) whose registered office is at Forty Bernard Street, London WC1N 1BY (“the Grantor”); and

(2)	BR TELECOMMUNICATIONS LIMITED whose registered office is at Euston House, Twenty four Eversholt Street, London NW1 1DZ (“BRT”)

IT IS CONTRACTED AND AGREED between the Grantor and BRT as follows:-

A.1	In consideration of the following obligations undertaken by BRT and so as to benefit BRT’s Property and undertaking (BRT’s undertaking being established pursuant to the Railways Act 1993), and every part thereof and to bind Railtrack’s successors of any part of the Burdened Land the Grantor grants to BRT the Rights for the Term PAYING throughout the Term without deduction, withholding or set-off (save as by statute required):

A.1.1	the Termly Payments specified in Clause 6.1.1; and

A.1.2	all other payments to be made to the Grantor pursuant to this Deed (and by way of additional payments where so specified).

B.	BRT binds and obliges itself to observe and perform the provisions of this Deed to be observed and performed by BRT.

C.	The Grantor binds and obliges itself to observe and perform the provisions of this Deed to be observed and performed by the Grantor.

1.	Definitions

In this Deed:-

1.1 “Act”	includes every existing or future Act of Parliament and every existing or future instrument, scheme, rule, regulation,

bye-law, order, code of practice, notice, direction, licence, consent or permission made or given under any of them and reference to an Act includes any amendment, extension or re-enactment of it for the time being in force;

1.2 “Adjacent Property”	means all or any part of the land, buildings, structures or other works (including railway track and other rail infrastructure) not included in the Installation but for the time being adjoining, above, below or near the Installation and whether or not belonging to the Grantor;

1.3 “Basic Rate”	means the base lending rate for the time being of such London Clearing Bank as the Grantor may from time to time prescribe in writing Provided that if for any reason it is impossible or impracticable to ascertain the base lending rate of any London Clearing Bank then the Basic Rate means the rate of interest from time to time reasonably prescribed in writing by the Grantor as reasonably equivalent to it;

1.4 “BRT”	shall where the context so admits include its successors in title, assignees, employees, authorised agents and grantees of rights derived from those granted to BRT under this Deed;

1.5 “BRT Apparatus”	means all telecommunications apparatus used by BRT at the date of this Deed or subsequently laid, installed or mounted by BRT pursuant to this Deed including for the avoidance of doubt and where the context so admits BRT Installed Ducts, BRT Owned Apparatus and Leased Cable but excluding any such apparatus which is subsequently abandoned by BRT;

1.6 “BRT Installed Ducts”	means any Ducts which may at anytime after the date hereof be laid, installed or mounted by BRT pursuant to this Deed but for the avoidance of doubt excludes any Ducts existing on First April Nineteen hundred and Ninety four that may be repaired or renewed by BRT;

1.7 “BRT Owned Apparatus”	means any BRT Apparatus excluding Leased Cable and Ducts;

1.8 “BRT’s Property”	means all heritable and leasehold property and any other interests in land belonging to BRT including for the avoidance of doubt as at the date hereof (but not limited to) those areas of land situated at the locations listed in the Schedule, Part I and marked for the purposes of information only on the plans Numbers One and Two annexed and signed as relative to this Deed and also including BRT’s undertaking, established pursuant to the Railways Act 1993;

1.9 “BRT’s Surveyor”	means the person from time to time appointed by BRT to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with BRT or any Group Company of BRT;

1.10 “Business Day”	means Monday to Friday every week of the year, but excludes bank and public holidays in any part of Great Britain;

1.11 “Cable”	means all or any part of any wire, cable, optical fibre or the like (including its immediate casing or coating) which is designed or adapted for use in the running of a telecommunication system laid or to be laid in the Ducts pursuant to this Deed;

1.12 “this Deed”	means this Deed (including the Schedule) and any document expressed to be supplemental to this Deed or granted pursuant to this Deed;

1.13 “Ducts”	means all or any part of pipes, conduits and relevant conducting media, the cable ducts, troughs, tubes, channels, cable trays, trunking or risers from time to time on or in the Grantor’s Land used by BRT at First April Nineteen hundred and Ninety four or to be used by BRT pursuant to this Deed;

1.14 “the Burdened Land”	means those parts of the Grantor’s Land in Scotland being the line of route in, on, under, through or over which the Installation is laid and/or is (pursuant to any alteration or addition from time to time carried out by BRT and (so far as required) approved by the Grantor pursuant to Clause 6.8.1 or directed to be carried out pursuant to Clause 6.8.2) to be or may be from time to time laid, including those described in the Register or agreed between the parties in accordance with the provisions of Clause 9.4 but excluding all airspace (save so far as it is or is to be or may be occupied by any part of the Installation);

1.15 “Electrical Isolation”	means the electrical isolation of any part of the Grantor’s railway;

1.16 “Environmental Damage”	means any injury or damage to persons, living organisms or property (including offence to man’s senses) or any pollution or impairment of the environment resulting from the discharge, emission, escape or migration of any substance, energy, noise or vibration;

1.17 “Existing Agreements”	means the Managed Contracts, Mercury Wayleaves and Relevant Contracts as these are defined in the Management Agreement;

1.18 “Grantor”	shall (where the context so admits) include its successors in title and assignees, and those deriving title through or under it or them, and its authorised employees and agents;

1.19 “Grantor’s Installation”	means any telecommunication apparatus (including Cable) laid, installed or mounted in, on, under or over the

Burdened Land which does not form part of the Installation;

1.20 “Grantor’s Land”	means all the heritable and leasehold property in Scotland (being for the avoidance of doubt land and (in addition to land) buildings, structures (including poles, masts and other overhead line equipment) and works in, on, under or over land, formation, earthworks, culverts, drains, bridges, tunnels, viaducts, embankments, means of enclosure, retaining walls and accommodation works and land covered by water) and any other interests in land in Scotland belonging to the Grantor as at the date hereof;

1.21 “the Grantor’s Surveyor”	means the person from time to time appointed by the Grantor to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with the Grantor or any Group Company of the Grantor;

1.22 “Group Company”	means any company which for the time being is a member of the same group of companies within the meaning given to that expression in s.42, Landlord and Tenant Act 1954 as the Grantor or BRT (as the case may be) other than a company which is at any time or was at any time the grantee or an assignee of any of the Existing Agreements and (for the avoidance of doubt) whether or not such Existing Agreements shall still subsist at any relevant time;

1.23 “Installation”	means all or part of the BRT Apparatus and any other related telecommunication apparatus;

1.24 “Leased Cable”	means BRT Apparatus which will be or is at any time part of the subject matter of an agreement made between the parties whereby the relevant telecommunications apparatus is leased to BRT by the Grantor;

1.25 “line of route”	means:

(a) those parts of the Grantor’s Land in, on, under, through or over which the Installation passes or upon which it is situated together with those parts that provide connections between the

Installation and BRT Apparatus situated on other land;

(b)      (for the provision of agreed future routes and locations for BRT Apparatus) those parts of the Grantor’s Land not within (a) above that comprise a series of longitudinal strips of land, each strip being Nine inches in width situated Ten inches from the boundary between the Grantor’s Land and other land (or as close to that routing as possible if any such longitudinal strip is obstructed by any building or structure);

1.26 “Line Possession”	means a period of time during which BRT or its officers or duly authorised agents is or are to have access to the area on or about railway tracks on the Grantor’s Land for the purposes of this Deed;

1.27 “Management Agreement”	means the agreement of the same date as this Deed made between the parties hereto in connection with the management and operation of the Existing Agreements;

1.28 “Manholes”	means the manholes and joint bays constructed or to be constructed pursuant to this Deed;

1.29 “Planning Acts”	means the Town and Country Planning (Scotland) Acts 1947 to 1977, the Local Government and Planning (Scotland) Act 1982 and the Town and Country Planning Act 1984 and any Act for the time being in force of a similar nature and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage;

1.30 “Railway Disruption”	means effecting single line or other modified working or the slackening of traffic upon the Grantor’s railway and any act, omission or event which requires the interruption of and/or interference with rail traffic upon the Grantor’s railway;

1.31 “the Register”	means the record maintained by the parties pursuant to clause 9.4 identifying the Burdened Land and the location of the Installation;

1.32 “Rights”	means the rights granted to BRT by the Grantor as specified in Clause 3;

1.33 “Schedule”	means the Schedule in three parts annexed and executed as relative hereto which shall be deemed to be part of this Deed;

1.34 “telecommunication apparatus”	shall have the meaning contained in paragraph 1 of the Telecommunications Code (Schedule 2 to the Telecommunications Act 1984);

1.35 “telecommunication system”	shall have the meaning contained in Section 4 of the Telecommunications Act 1 984;

1.36 “Term”	means the duration of this Deed and (subject to the provisions for earlier determination herein contained) shall be:- to the extent that the Grantor’s own interest in any of the Burdened Land or the Rights is either heritable or leasehold for a term of years having at First April Nineteen hundred and Ninety four an unexpired residue of more than One hundred and Twenty five years, a term of One hundred and Twenty five years from (and including) First April Nineteen hundred and Ninety four; and in the case of any other Burdened Land in which the Grantor’s interest is leasehold a term (not exceeding One hundred and Twenty five years less Three days) from (and including) First April Nineteen hundred and Ninety four equal in length to the then unexpired residue of the term held by the Grantor in such part of the Burdened Land or the Rights less Three days;

1.37 “Value Added Tax”	means value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating such legislation and any reference to “VAT” shall be construed accordingly; and

1.38 “Works”	means the works referred to in Clause 4.

2.	Interpretation

In this Agreement:-

2.1	if at any time either the Grantor or BRT consist of more than one person then their respective obligations can be enforced against those constituent persons jointly and severally;

2.2	every obligation in this Deed which prohibits a party from doing something includes an obligation by that party not to permit or suffer that thing to be done;

2.3	references in this Deed to costs of the Grantor or BRT include reasonable and proper in-house or administrative costs;

2.4	“person” includes any firm, body, company or corporation or any other individual authorised by any such firm, body, company or corporation;

2.5	words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine and vice versa;

2.6	words importing the singular number shall include the plural number and vice versa;

2.7	references to Clauses and Schedule are to the clauses in and the schedule annexed and executed as relative to this Deed;

2.8	the clause headings appearing in this Deed are for convenience only and do not form part of the text of this Deed and shall not affect the construction of this Deed.

3.	The Rights

In this Agreement “the Rights” means:

Subject to the Existing Agreements and so far as the Grantor can lawfully grant the same and subject to and conditional upon compliance by BRT with the provisions of this Deed and subject to variation pursuant to Clause 5.2 and subject to the rights of any person not a party to this Deed and in common with the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled now or in the future:

3.1	The right for BRT to enter upon the Grantor’s Land with or without workmen, vehicles, plant, machinery and equipment to exercise the Rights and to carry out the Works on the Burdened Land subject to the following requirements (which BRT warrants shall be complied with):

3.1.1	the Works shall be carried out in a good and workmanlike manner;

3.1.2	access to the Burdened Land shall be along and over such route over the Grantor’s Land as the Grantor shall reasonably require;

3.1.3	in the case of any proposed new Installation, the Installation shall be laid, installed or mounted along and over such route as shall first be approved by the Grantor, such approval not to be unreasonably withheld or delayed;

3.1.4	entry shall be effected and the Works shall be carried out at such time as is reasonable and in such manner as is reasonable in all circumstances causing as little damage and disturbance as is reasonably possible and BRT shall make good any damage so done without delay and in a good and workmanlike manner;

3.1.5	compliance with railway group standards as amended from time to time, other relevant safety and operating standards and published rules relating to railway access and operation in force from time to time (as regards length of notice and otherwise, BRT being responsible for compliance with such standards);

3.1.6	compliance with the requirements (both as to timing and otherwise) from time to time prescribed pursuant to Part II of the Schedule;

3.1.7	without prejudice to the foregoing, compliance with the Grantor’s reasonable requirements of which written notice is from time to time given to BRT;

3.1.8	save in emergency BRT shall pre-plan the Works so as to maximise the period of notice given for any requisite Line Possession or Electrical Isolation and in emergency shall give such notice to the Grantor as is reasonably practicable;

3.1.9	in relation to entry upon any part of the Grantor’s Land which is from time to time subject to a lease or Sub-lease or other agreement(s) creating an occupational interest granted by the Grantor to an independent third party (and in addition to and not in substitution for the foregoing) BRT shall:-

3.1.9.1	(except in emergency or in instances of non-routine maintenance when the maximum practicable notice shall be given) give not less than Fourteen days’ prior written notice to the tenant(s) or the occupant(s) or such longer period of notice to which the tenant(s) or the occupant(s) may be entitled under the terms of the relevant agreement (and details of which the Grantor shall promptly provide to BRT upon specific written request to the Grantor for such information);

3.1.9.2	comply at BRT’s expense with the tenant(s) or the occupant’s reasonable requirements in relation to safety or security and give due consideration to the tenant(s) or the occupant’s representations regarding the impact on its operations of such entry and any Works to be carried out;

3.1.9.3	in the exercise of such right cause as little damage and inconvenience as is reasonably practicable to the tenant(s) or the occupant(s) and make good all damage caused in the exercise of such right.

3.2	The right for BRT to use the Installation for the purpose of its telecommunications system and, without prejudice to the generality of the foregoing, for the purpose in particular of its undertaking (as established pursuant to the provisions of the Railways Act 1993),

3.3	The right for BRT to use for the passage of electricity and any other services required by BRT for consumption by the Installation, all ducts, troughs, conduits, mains, pipes, wires (whether or not overhead), lines and cables and other conducting media now or later laid in, on, under, through or over the Burdened Land or in, on, under, through or over any other property across which the Grantor shall have sufficient rights and to connect in to them in a manner and location previously approved in writing by the Grantor (such approval not to be unreasonably withheld) subject to BRT causing as little damage, disturbance and inconvenience as possible and forthwith making good all damage so caused.

3.4	The right of support for the Installation from the Burdened Land but (without prejudice to Clause 3.1) excluding as a natural incident of this grant pursuant to this Clause 3.4 any right to enter the Burdened Land and excluding support from mines and minerals under the Grantor’s Land and Adjacent Property to the extent that rights to work such mines and minerals are reserved to persons other than the Grantor.

3.5

The right in relation to the Burdened Land to take such steps or actions as may be necessary or desirable in order to fulfil and obligations on the part of the grantor or licensor in the Existing Agreements, subject to the provisions contained in this Deed but (without prejudice to Clause 3.1) excluding as an incident of this grant any right to enter the Burdened Land.

3.6	The right for BRT to grant to third parties such rights for commercial activities connected with telecommunications (as that phrase is defined in Section 4 of the Telecommunications Act 1984) over or in relation to the Rights of a nature and type similar to those granted to BRT under this Deed as BRT shall consider apposite (but which shall not be more extensive than the Rights) and which shall not be in breach or cause of a breach of any of the covenants, conditions and obligations on the part of the Grantor or British Railways Board or its predecessors in title under the terms of the Existing Agreements) and, to the extent only that the grant by BRT of such rights shall or may purport to grant access to the Grantor’s Land as the Grantor shall approve (such approval not to be unreasonably withheld or delayed), but so that the exercise of this right:-

3.6.1	is subject to and in accordance with the provisions of Clause 6; and

3.6.2	(without prejudice to Clause 3.1) excludes as an incident of such a grant any right to enter the Burdened Land;

4.	The Works

In this Agreement “the Works” means:-

4.1	the opening of the surface of the Burdened Land and the making of such excavations as may be necessary for the purpose of laying the BRT Installed Ducts;

4.2	the laying of the BRT Installed Ducts and the construction of the Manholes;

4.3	the installation of the BRT Apparatus within the Ducts and/or BRT Installed Ducts and such works as may be necessary to lay, install or mount BRT Apparatus in, on, under, through or over the Burdened Land;

4.4	any works required to be carried out pursuant to Clause 6.8.2;

4.5	Inspection, cleaning, maintenance, adjustment, repair and (so far as permitted by this Deed) alteration, addition to, renewal, removal and extension of the Installation;

4.6	survey of the Grantor’s Land in respect of any existing or prospective new Installation; and

4.7	any other thing which ought to be done on the Burdened Land by way of compliance with BRT’s obligations under the Management Agreement, for so long as this shall subsist and so far as it relates to the Burdened Land or as may be necessary or desirable in order to fulfil the obligations on the part of the grantor or licensor in the Existing Agreements.

5.	The Reservations

There are excepted and reserved:

5.1

To the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled full right and liberty from time to time to (and to authorise others to) develop, build, renew, repair, alter or execute any other works (including demolition) at any Adjacent Property and to use or otherwise deal with any Adjacent Property for any purpose and in any manner whatsoever Provided That (except by way of the carrying on by the Grantor of its undertaking in exercise of and subject to its statutory and common law obligations) there shall be no derogation from the grant of the Rights to BRT or material adverse interference with the exercise of the Rights by BRT pursuant to this Clause.

5.2	To the Grantor the right at any time and from time to time by notice in writing to BRT (but following consultation with BRT for such period as is reasonable in all the circumstances and taking into account its reasonable representations) to vary, reduce, modify or extinguish any of the Rights provided that:

5.2.1	the Grantor shall grant to BRT such alternative rights and facilities as may in the circumstances be necessary;

5.2.2	such alternative rights and facilities shall be reasonably comparable to those proposed to be affected and shall not (either in the exercise of the Rights or the execution of the works) render materially more expensive or less convenient the exercise of the Rights or the execution of the Works; and

5.2.3	these arrangements shall be subject to the application of railway group standards as amended from time to time and other relevant safety and operating standards where applicable and to the Grantor causing as little inconvenience as is reasonably practicable to BRT.

5.3

To the Grantor the right for the Grantor and those from time to time authorised by it to carry out any works which in the reasonable opinion of the Grantor are either necessary for the proper operation of the Grantor’s undertaking or are required for any other purpose including without limitation (but subject to Clause 7.6) the right to carry out works analogous to the Works including the installation of the Grantor’s Installation within the Ducts to the extent that the Ducts are capable of receiving it without causing electrical or other interference with the operation of any BRT Apparatus or other telecommunication apparatus forming part of the Installation at the time such works are carried out, such rights in the case only of works of new installation (not being renewal) being exercisable where practicable in accordance with a programme of works first notified in writing by the Grantor to BRT.

5.4	To the Grantor (subject to Clause 7.6 and the provisions of the Management Agreement for so long as this shall subsist):

5.4.1	the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to use the Ducts, the Manholes and the Grantor’s Installation for any purpose (which may include for the purpose of its or their telecommunication system);

5.4.2	the right of support for the Grantor’s Installation from the Installation; and

5.4.3	the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to grant for commercial activities connected with telecommunications (as that phrase is defined in section 4 of the Telecommunication Act 1984) to third parties rights over the subject matter of this Clause 5 of a nature and type as the Grantor shall reasonably consider appropriate but which shall not be more extensive than the rights reserved to the Grantor.

5.5	To the Grantor (subject to Clause 7.6) the right to authorise others to work to any extent any mines and minerals in and under the Burdened Land or any Adjacent Property.

5.6	To the Grantor the benefit of the Existing Agreements.

5.7	The right to take such steps or actions as may be necessary or desirable in order to enable the Grantor to carry out all of the functions which were delegated to and to fulfil all of the obligations which were imposed upon BRT under the Management Agreement in the event that this shall cease to subsist.

5.8	If the Grantor should be aware of the existence of any Installation and causes material damage to it or any part of it in the exercise of the above rights the Grantor shall pay to BRT a reasonable sum (not exceeding the reasonable cost of making good the said damage in respect of the said damage (taking into account any sum paid or payable by BRT under any other provision of this Deed and concerning the same subject matter) such sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of Clause 9.1.

5.9	For the purposes of Clause 5.8 the Grantor shall be deemed to be aware of the existence of Installation of which BRT confirms the existence within 20 working days of enquiry by or on behalf of the Grantor (or such shorter period as may be reasonably practicable in the case of either an emergency or any non-routine requirement.)

5.10	For the avoidance of doubt Value Added Tax shall only be included as part of such reasonable costs to the extent that the Grantor cannot obtain a full credit for such Value Added Tax pursuant to Section 26 of the Value Added Tax Act 1994.

5.11

In the event that the Grantor (either on its own behalf or on behalf of any third parties) seeks to make use of any BRT Installed Ducts, the Grantor shall first obtain the consent of BRT (such consent not to be unreasonably withheld or delayed) both for any material addition or material alteration to the Grantor’s Installation that affects any BRT Installed Ducts and to the method of carrying out any works associated therewith, and shall pay a fair proportion of the costs of maintenance and repair of the relevant BRT Installed Ducts (such proportion to be determined in accordance with the provisions of clause 9.1, in the event the parties cannot agree).

6.	BRT’s Obligations

BRT binds and obliges itself to the Grantor throughout the Term:

6.1	Payments

To pay without deduction, withholding, counterclaim or set-off (save as required by statute):-

6.1.1	Termly Payments

by way of consideration for the granting by the Grantor to BRT of this Deed throughout the Term the payments in accordance with Schedule 5 to the Management Agreement (which for the avoidance of doubt shall be paid together with any Value Added Tax payable on them) as determined in accordance with Schedule 5 to the Management Agreement and shall be payable both during the currency of and continue to be payable after any termination of the Management Agreement and irrespective of whether or not the Management Agreement itself shall remain in being either wholly or partially (Provided That compliance by BRT with these obligations contained in this Clause 6.1.1 and the making of payments to the Grantor (here meaning only Railtrack PLC or any statutory successor in title) shall represent a full and sufficient discharge of such obligations notwithstanding any disposal by the Grantor of any interest in the Burdened Land as set out in Clause 7.4);

6.1.2	Outgoings

promptly (and to the Grantor if the Grantor pays any of these instead) all rates, taxes, charges, duties, impositions, assessments and outgoings (even new kinds of these) relating to this Deed, the Rights or the Installation including any assessed against the Grantor and including a fair proportion (to be determined by the Grantor’s Surveyor, acting reasonably) of all such sums which are not separately assessed or payable and any payment made in lieu of rates under the Local Government Finance Act 1988 or any legislation amending or replacing this shall be treated as a payment of rates except that:

6.1.2.1	this shall not oblige BRT to pay:

6.1.2.1.1	tax assessable on the Grantor in respect of termly payments and other payments to the Grantor under this Deed;

6.1.2.1.2	tax assessable on the Grantor in respect of consideration paid to the Grantor in connection with any dealing with its heritable interest in the Grantor’s Land;

6.1.2.1.3	interest, fines, penalties or surcharges payable by the Grantor in consequence of the Grantor’s delay or default;

6.1.2.2	In the event of dispute as to the proportion payable (where apportionment is entailed) BRT shall pay that sum which is undisputed and may refer determination of the balance to arbitration in accordance with the provisions of Clause 9.1 but shall

6.1.2.2.1	in the absence of having done so within a reasonable period after the Grantor’s demand for such monies, be treated as having agreed the relevant amount;

6.1.2.2.2	pay any amount which is determined by arbitration together with interest under Clause 6.1.4 but calculated at Basic Rate;

6.1.3	Costs

to the Grantor the reasonable costs and expenses which the Grantor may properly incur in connection with:

6.1.3.1	preparing and serving’ notices and schedules relating to lack of repair of the Installation for which BRT is responsible under the terms of this Deed and agreeing and inspecting or supervising (where reasonably required) the works needed to remedy such lack of repair (whether before or within Twenty four months after the end of the Term);

6.1.3.2	dealing with any application by BRT for a consent or approval in relation to this Deed (whether or not it is given but not where consent is unlawfully withheld) including inspecting or supervising (where reasonably required) any approved works;

6.1.3.3	(except so far as charged to BRT under Clause 6.1.6) inspecting or supervising (where reasonably required) any Works which do not require the consent of the Grantor under Clause 6.8.1 and supervision of any other entry pursuant to Clause 3.1;

6.1.3.4	any breach of the obligations of BRT under this Deed;

6.1.3.5	(subject to the provisions of Clause 6.6.2) the replacement of any of the Ducts (or any sections thereof) and any associated Manholes Provided That the costs and expenses payable by BRT pursuant to this sub-clause 6.1.3.5 in respect of any particular section of the Ducts (and Manholes) shall be limited to a fair proportion of the aggregate of the costs and expenses relating to that section properly incurred by the Grantor from time to time and in default of agreement such proportion shall be determined in accordance with the provisions of Clause 9.1 and for the avoidance of doubt, the provisions of this Clause 6.1.3.5 shall not apply to Ducts which do not house or contain BRT Apparatus;

6.1.4	Value Added Tax

6.1.4.1	Where any taxable supply for VAT purposes is made under or in connection with this Deed by one party to the other the payer shall, in addition to any payment required for that supply, pay such VAT as is chargeable in respect of it;

6.1.4.2	Where under this Deed, one party has agreed to reimburse or indemnify the other in respect of any payment made or cost incurred by the other then the first party shall also reimburse any VAT paid by the other which forms part of its payment made or cost incurred to the extent that such VAT is not available for credit for the other, or for any person with which the indemnified party is treated as a member of a group for VAT purposes, under Sections 25 and 26 of the Value Added Tax Act 1994;

6.1.5	Interest

to the Grantor interest at 2% per annum above the Basic Rate (both before and after any judgement) on any payment to be made to the Grantor under this Deed when (in the case of other sums) the payment is overdue and unpaid for more than Twenty eight working days after demand (when interest shall subject as mentioned below be paid from the due date for payment or (if later) the date of demand) but so that where BRT is to pay for any costs or expenses which the Grantor has incurred by reason of a breach of BRT’s obligations then interest shall be payable as from and including the date upon which the Grantor first properly incurred the costs or expenses or (if later) the date by which payment was made by the Grantor and notified to or demanded of BRT;

6.1.6	Works Costs

to the Grantor any costs reasonably and properly incurred directly arising from works or activities of BRT or any person claiming under or through it pursuant to exercise by BRT or such person as aforesaid of the Rights which disrupt or otherwise affect the Grantor’s railway and/or cause physical damage including the following:

6.1.6.1	costs of arranging and giving effect to Line Possessions or Electrical Isolation;

6.1.6.2	costs of Railway Disruption;

6.1.6.3	costs of the Grantor carrying out any temporary works reasonably deemed necessary for the protection of its railway and property and in any additional maintenance and renewal consequent upon such works;

6.1.6.4	costs of the employment of inspectors, signalmen, operating supervisors, handsignalmen and lookoutmen in compliance with railway group standards as amended from time to time and other relevant safety and operating standards;

6.1.6.5	costs of supporting the Grantor’s railway structures and other property and in accommodating the effects of any subsidence;

6.1.6.6	costs of the Grantor being unable to deliver in timely manner any train paths for which it may then have contracted;

Provided that to the extent that any costs payable by BRT pursuant to the provisions of this sub-clause 6.1.6 shall be attributable to the unlawful actions or default or negligence of the Grantor or others authorised by it or shall also be recoverable by the Grantor from any third party, the Grantor shall give BRT credit for a fair proportion (to be determined in default of agreement in accordance with the provisions of Clause 9.1) of any such costs;

6.1.7	All sums due hereunder shall be paid in full without any right of compensation or set-off in respect of duties, taxes, charges or taxation charges or otherwise of a taxation nature unless the right of compensation or set-off is required by statute in which event the payer shall:-

6.1.7.1	ensure that the right of compensation or set-off does not exceed the minimum amount legally required;

6.1.7.2	account to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the right of compensation or set-off;

6.1.7.3	furnish to the payee within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or, if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant right of compensation or set-off.

6.2	Use

That BRT shall comply with the following requirements as to the exercise of the Rights and shall not authorise or knowingly allow anyone else to contravene them, namely:

6.2.1	nothing is to be done in the exercise of the Rights which may be dangerous, illegal or immoral;

6.2.2	nothing is wilfully or knowingly to be done which would cause damage, nuisance, annoyance or inconvenience to the Grantor or its tenants, customers or the occupiers of any neighbouring property or the public;

6.2.3	nothing is to be brought onto the Grantor’s Land which is or may become noxious, dangerous, offensive, combustible, inflammable, radioactive or explosive except such quantity as is reasonably required for the execution of any Works or which is in the nature of fuel in the tanks of vehicles or is carried lawfully in any such vehicles and in each case which accords with statutory requirements;

6.2.4	the works or structures comprising elements of the Grantor’s Land which provide support to the Installation are not to be overloaded;

6.2.5	nothing is to be done in the exercise of the Rights (save in respect of use of now existing BRT Apparatus or any replacement or renewal of it in either case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus or other electrical equipment (whether or not part of the Installation) or any other plant equipment or installation whether located within the Ducts or in, on, over or under any Adjacent Property (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus, plant or equipment interfered with);

6.2.6	nothing is knowingly or wilfully to be done in the exercise of the Rights or otherwise in relation to the Installation which would cause the temperature of any part of the Installation or of any part of the Grantor’s Installation or of any plant, equipment or other installation on the Grantor’s Land to exceed the temperature which it is constructed, designed or adapted to withstand without adverse effect on it or on its use and with (in any such case) due margin for safety;

6.3	Legislation

to comply with the requirements of every Act relating to the Installation, the Rights and the Works or to anything on or done in relation to the Installation or the Works (whether required of the Grantor, BRT or any other person);

6.4	Planning

6.4.1	not to make any application for planning permission in respect of the Installation or any proposed alteration or addition without the prior consent in writing of the Grantor (such consent not to be unreasonably withheld or delayed);

6.4.2	not to make any alteration or addition to the Installation (notwithstanding any other consent which may be granted by the Grantor under this Deed) before all necessary planning permissions have been obtained;

6.5	Execution of Works and Protection of Installations

6.5.1

during the carrying out of any Works (including repairs whether temporary, emergency or permanent in nature (and whether or not following temporary or emergency repairs)) to undertake or procure the undertaking of such temporary measures (including making a permanent repair following a temporary or emergency repair) for the protection of the Installation and the Grantor’s Installation and all other plant, equipment and other installations wheresoever situate and all Adjacent Property, as may from time to time reasonably be considered appropriate or as the Grantor may from time to time reasonably specify without delay or immediately in an emergency, and to close up such Ducts as may be opened and any other openings arising in connection with any Works without delay and in a good and workmanlike manner;

6.5.2	to keep such parts of the Installation, the Grantor’s Installation and any other plant, equipment and other installations (and in particular all Cables) as shall reasonably require this, adequately protected from weather and its effects whilst any Ducts shall be opened or there shall be any other openings in connection with any Works;

6.5.3	to take all reasonable temporary precautions during the execution of Works and any period prior to completion of making good any damage caused to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties;

6.5.4

to take all such other reasonable permanent precautions as the Grantor shall reasonably require from time to time to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties, such precautions to be implemented in accordance with such programme as the Grantor and BRT may from time to time agree and the reasonable costs of which shall be shared between them on such basis as they may agree or in default of agreement settled pursuant to the provisions of Clause 9.1;

6.6	Repair

6.6.1	to keep the Installation (other than the Ducts and Manholes) in a safe condition and upon abandonment of the Installation or any part of it (which may include Ducts or Manholes) to render it permanently safe to the extent that this is reasonably practicable given the nature of the Installation at the relevant time;

6.6.2	upon the Installation in any section of the Ducts of any new Cable exceeding 1.5 kilometers in length or other telecommunications apparatus the installation of which is not to be directly funded by the Grantor to put that section (and any associated Manholes) into a state of good repair and condition and to the extent that such section is beyond economic repair to replace it;

6.6.3	upon discovering that any section of Ducts (or any associated Manholes) is in a state of disrepair which is dangerous to people or liable to give rise to Railway Disruption forthwith to carry out such temporary emergency works (if any) as may be required to make it safe and to inform the Grantor of the location and nature of the disrepair;

6.6.4	to the extent rendered necessary by reason of any new Installation which affects the immunisation of the existing Installation and/or the Grantor’s Installation to maintain an adequate system for the immunisation of the Installation and/or the Grantor’s Installation from the external electrical interference;

6.6.5	to maintain appropriate safety precautions in relation to the Installation in accordance with good electrical and telecommunications engineering practice from time to time;

6.7	Outstanding Disrepair

If BRT:

6.7.1	fails to do any work which this Deed requires it to do and the Grantor gives BRT written notice to do it, BRT shall comply within a reasonable time having regard to the nature and extent of the works involved, failing which the Grantor may carry out the work and BRT shall pay to the Grantor on demand the costs and expenses properly incurred in so doing;

6.7.2	becomes aware of any defect or item of disrepair for which the Grantor may be or become liable or for the remedy of which the Grantor may be responsible, BRT shall notify the Grantor in writing forthwith;

6.8	Alteration

6.8.1

not, without the consent of the Grantor (not to be unreasonably withheld or delayed) and subject to the condition that BRT shall comply with Clauses 6.8.1.2-5 in any such case, to make any addition to the Installation which is not in, on, under or over the Burdened Land nor any material alteration or addition to the Installation in, on, under or over the Burdened Land (and for the purposes of this sub-clause 6.8.1 a “material” alteration or addition (in relation to Ducts) shall be such alteration or addition as shall mean any Ducts would become 75% or more full by volume or may affect the Grantor’s Installation or the rights reserved to the Grantor hereby);

Provided That:

6.8.1.1	no alteration or addition to the Installation shall be made pursuant to this Deed unless BRT shall first have obtained the consent of any tenant or occupant of any part of the Grantor’s Land affected by such alterations or addition (and the Grantor shall render to BRT such assistance in obtaining that consent as BRT shall reasonably require and shall not object to the granting of such consent);

6.8.1.2	any such works to which the Grantor consents shall be carried out in accordance with plans and specifications approved by the Grantor (such approval also not to be unreasonably withheld or delayed) and (if so reasonably required by the Grantor) under the superintendence of the Grantor and to the reasonable satisfaction in all respect of the Grantor and to the satisfaction of any authority or body having jurisdiction;

6.8.1.3	BRT shall on making any alteration or addition to the Installation which does not require the Grantor’s consent furnish to the Grantor not less than Two sets of plans and specifications of such works to the extent that such exist and/or are relevant to the nature of the works;

6.8.1.4	BRT shall keep all records describing alterations or additions to the Installation available for inspection by the

Grantor upon reasonable request and shall provide copies thereof to the Grantor upon reasonable request;

6.8.1.5	any such works shall be carried out in a manner which complies with the provisions of Clause 3.1;

6.8.1.6	any installation of BRT Apparatus other than Cable after First April Nineteen hundred and Ninety four in or on a room or building situate on the Grantor’s Land will be subject to the terms of a non-exclusive licence in the form annexed hereto as Part III of the Schedule entered into at the expense of BRT, the licence fee for which the parties will agree or refer to arbitration in accordance with the provisions of Clause 6.6 of Part 2 of the said licence;

6.8.2	to carry out any works (including removal of any part of the Installation) as the Grantor may from time to time by notice to BRT direct in order to give effect to or to accommodate any variation, reduction, modification or extinguishing of any of the Rights pursuant to Clause 5.2;

6.9	Environmental Protection

6.9.1

promptly to notify the Grantor (and where such notification is given orally, promptly to confirm such notification in writing) of any circumstances of which BRT is aware which are reasonably foreseeable and could give rise at any time to any material Environmental Damage (and provided that in relation to noise and vibration notification need only be given if it is the subject of a complaint or order or other notice) and to exercise due diligence at all times to inform itself of any such circumstances as would require such notification;

6.9.2	Not to deposit any waste on the Grantor’s Land or any Adjacent Property;

6.9.3	Promptly to take and complete whatever action is required to prevent, mitigate or remedy any Environmental Damage which results from any operations pursuant to the provisions of this Deed of BRT or its sub-tenants licensees or other for whom it is responsible Provided That the Grantor shall be notified in writing in advance of any action proposed under this paragraph and shall be entitled to require that any such action be supervised by the Grantor or any environmental consultant appointed by the Grantor ( at the cost of BRT) and where BRT fails to take or complete such action within a reasonable time or to the reasonable satisfaction of the Grantor then the Grantor shall be entitled to take or complete such action as it considers necessary and to recover from BRT the reasonable cost (including all appropriate professional fees) of taking or completing such action;

6.9.4

To be responsible for and keep the Grantor indemnified from and against all actions, claims, proceedings, losses, damage, expenses, costs, demands and liabilities (including costs reasonably incurred in investigating or defending any claim, proceeding, demand or order and any expenses reasonably incurred in preventing, avoiding or mitigating loss, liability or damage) resulting from Environmental Damage (including any costs incurred by the Grantor under Clause 6.9.3) to the extent that the Environmental Damage shall have occurred in consequence of any act or omission of BRT or other for whom it is responsible.

6.10	Excavations

Not in executing the Works to carry out any continuous unsupported excavation nor to do anything which will or might endanger the safety or stability of any railway or of any Adjacent Property.

6.11	Equipment on Grantor’s Land

Not to damage or tamper with or endanger the plant, equipment and other installations on the Grantor’s Land.

6.12	Dealings

Subject in all respects to the provisions of Clause 3.6:

6.12.1	Not to assign any part or parts (as distinct from the whole) of the benefit of this Deed or of the Rights;

6.12.2	Not to assign the whole of the benefit of this Deed or of the Rights Provided That the consent of the Grantor to an assignation of the whole of the benefit of this Deed together with the Rights which complies with this Clause 6.12 shall not be unreasonably withheld or delayed;

6.12.3

Prior to any assignation to procure that the assignee enters into a direct agreement with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) to pay the Termly Payments and other monies payable by BRT under this Deed and to perform and observe the obligations of BRT contained in this Deed during the residue of the Term Provided That where the assignee is more than one person the obligations under such agreement shall be undertaken jointly and severally by all such persons;

6.12.4	If the Grantor shall reasonably so require, to procure that prior to any assignation a guarantor whose financial standing shall have been approved in writing by the Grantor (such approval not to be unreasonably withheld or delayed) shall enter into like obligations as primary obligant (and not merely as guarantor) with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) and who shall further agree with the Grantor to indemnify the Grantor from and against all actions, claims, costs, demands, expenses, liabilities and losses arising from any breach by the assignee of the obligations on the part of BRT or conditions contained in this Deed;

6.12.5	Prior to any assignation such guarantor or guarantors (if any) shall enter into agreements with the Grantor, to the effect that:-

6.12.5.1

the liability of the guarantors shall not be released, exonerated or in any way affected by any neglect, time or forbearance of the Grantor in enforcing any payment or obligation or condition or any disclaimer of this Deed by a liquidator or a trustee in bankruptcy or the fact that BRT (being a company) shall be dissolved or cease to exist or the termination of this Deed as provided in Clause 10.1 or the release of any one or more persons for the time being constituting such guarantor or guarantors or any other act or thing (including, without limitation, the Grantor refraining from demanding or accepting any one or more of the Termly Payments or other moneys due under this Deed, the surrender of any part of the Rights and any variation to the terms of this Deed); and

6.12.5.2	as the Grantor may reasonably require as to the postponement of any rights of the guarantor or guarantors in respect of the assignee and its assets and as to the waiver of any right to require the Grantor to proceed in any manner or to exercise any right or remedy before proceeding or exercising any right or remedy against such guarantor or guarantors; and

6.12.5.3	each of the obligations on the part of the guarantor or guarantors given in accordance with this Clause shall enure for the benefit of the successors of the Grantor to the heritable interest in the Grantor’s land and its successors and assignees to its interest under this Deed without the necessity for any formal assignation to be granted;

6.12.6	Without prejudice to Sub-clauses 6.12.1 to 6.12.5 inclusive not to grant to third parties rights equivalent to the whole or any part or parts of the benefit of this Deed or of the Rights Provided Always That the consent of the Grantor for such grant which complies with the provisions of sub-clause 6.12.7 shall not be unreasonably withheld or delayed and Provided Further That no consent shall be required for any grant of rights which does not purport to grant to third parties rights of access to the Grantor’s Land;

6.12.7	No such grant as aforesaid shall be made otherwise that in compliance with the following terms:-

6.12.7.1	Any such grant shall be to a suitably licensed telecommunications or cable television operator;

6.12.7.2	Any such grant shall contain an undertaking by the grantee not to assign or otherwise deal with the whole or any part or parts of its subject matter subject to the proviso that the consents of the Grantor and BRT to an assignation of the whole to a suitably licensed telecommunications or cable television operator shall not be unreasonably withheld or delayed and any such grant shall be in a form approved by the Grantor (such approval not to be unreasonably withheld or delayed);

6.12.7.3	Any such grant shall contain:-

6.12.7.3.1	an obligation binding the grantee prohibiting the grantee from doing or suffering any act or thing which would contravene any of BRT’s obligations under this Deed; and

6.12.7.3.2	a provision entitling BRT to terminate such grant on breach of such obligation by the grantee; and

6.12.7.3.3	provisions corresponding to Clause 5.2 in such terms as the Grantor (acting reasonably) shall approve;

6.12.7.3.4	no such grant shall be made for consideration other than money or otherwise than on arm’s length terms;

6.12.7.3.5	any such grant for a period of more than 3 years shall contain provisions for the revision of the Termly Payments or other consideration payable for the same in terms previously approved by the Grantor (such approval not to be unreasonably withheld or delayed);

6.12.7.3.6	no such grant shall be varied or prematurely terminated for consideration other than money or otherwise than on arm’s length terms.

6.12.8	Not to grant to any third parties rights equivalent to the whole or any part of parts of the benefit of this Deed or of the Rights for a term of more than the residue of the Term (less 3 days) as this applies to the relevant part or parts of the benefit of this Deed or of the Rights;

6.12.9	Within one month after any assignation or immediately derivative grant of the whole or any part of the benefit of this Deed or of the Rights or any devolution of the interest of BRT in it or them to give notice of it in writing to the Grantor and to produce to the Grantor a copy of the assignation or other document evidencing such dealing for retention by the Grantor;

6.12.10	From time to time on reasonable demand during the Term to furnish the Grantor with full particulars of all immediately derivative interests (including licences) of or in this Deed or the Rights or any part of it or copies of plans identifying the extent of such interests, and such further particulars as the Grantor may reasonably require.

6.13	Existing Agreements

At all times after the Management Agreement shall cease to subsist to enforce all conditions and obligations on the part of any person other than British Railways Board or the grantors in relation to the Existing Agreements (with particular reference to railway safety matters and access to the Grantor’s Land) so far as BRT is able to enforce them and not to vary or purport to vary or terminate them nor to grant any consent under these provisions.

6.14	Indemnity

6.14.1

BRT shall indemnify the Grantor against all actions, costs, proceedings, claims and demands, losses, damage, expenses and liabilities arising directly out of any negligent act, error or omission of BRT, its employees, duly authorised agents or contractors whilst exercising the Rights and maintaining the Installation or any breach of its obligations under this Deed resulting in any such case in loss, .damage or injury to the Grantor’s Land or the Grantor’s Installation or any heritable or moveable property whatsoever or death of or injury to any person Provided That the Grantor shall not compromise or settle any such actions, costs, proceedings, claims or demands without the consent of BRT (such consent not to be unreasonably withheld or delayed).

6.14.2	If the Grantor becomes liable to make a payment of tax in respect of any sum paid to it under sub-clause 6.14.1 BRT shall be obliged to pay the Grantor such amount as will, after such liability, leave the Grantor with the same amount as it would have been entitled to receive in the absence of such tax liability. For these purposes, if the Grantor is deprived of any relief from, or right to repayment of, taxation as a result of the payment to it of any such sum under sub-clause 6.14.1 or under this sub-clause, such deprivation shall be treated, for the purposes of this sub-clause, as a payment of tax of an amount equal to the tax liability that would otherwise have been due in the absence of such relief, or right to repayment of tax, as the case may be.

6.14.3	Amounts due from BRT under sub-clause 6.14.2 shall be due to the Grantor two working days before the Grantor is obliged to pay the tax in question.

6.14.4

If any credit, relief or deduction for the purposes of computing income, profits or gains chargeable to, or against, tax (“a Credit”) is received by the Grantor as a result of any payment by it of the type contemplated by sub-clause 6.14.1, the amount of the payment under sub-clause 6.14.2 shall nevertheless be payable in full by BRT on the date ascertained in accordance with sub-clause 6.14.3. If a Credit is received by the Grantor, the Grantor shall, subject to sub-clause 6.14.5, promptly repay to BRT an amount equal to such Credit (up to the amount previously paid by or due from BRT) and without interest, save to the extent that interest is included (or allowed) in such Credit. No credit shall be taken to have been received by the Grantor unless and until it shall have relieved the Grantor of a present obligation to pay taxation (whether by representing a Credit against profits, income or gains or against tax) or it shall have resulted in a repayment of tax.

6.14.5	If any amount due from BRT pursuant to sub-clause 6.14.2 relates to a payment of tax by the Grantor which is payable on the same date as the Grantor receives a Credit to which sub-clause 6.14.4 applies, the amount due from BRT shall be reduced by the amount of the Credit or, if the amount of the Credit exceeds the amount due from BRT, the excess shall be paid by the Grantor to BRT.

6.15	Public Liability Insurance

Save to the extent that whilst BRT is controlled by British Railways Board such arrangements shall be effected through a self-insuring arrangement implemented by British Railways Board, throughout the Term to maintain at BRT’s own expense comprehensive public liability insurance in respect of the Installation and all the activities of BRT with insurers of good repute for such reasonable amount as the parties may from time to time agree (or in default of agreement as may be determined pursuant to Clause 9.1) and such insurance shall include a cross-liabilities clause as between the Grantor and BRT (so that the insurers do not pay out to either the Grantor or BRT and then seek to recover from the other) and:

6.15.1	to make available for inspection the policy and receipts for the current premium and/or provide copies and/or provide a certificate by the insurers or BRT’s brokers as to the extent and nature of cover;

6.15.2	if BRT shall at any time fail to insure or pay the insurance premiums in accordance with these requirements the Grantor shall be at liberty to insure instead and thenceforth to pay the premiums payable from time to time and the amount of such payments and any related costs incurred shall be repaid by BRT to the Grantor on demand;

6.15.3	if BRT shall become entitled to any insurance money in respect of public liability risks then BRT shall apply this to the claim, demand or liability in relation to which it shall have been received and in respect of any indemnity for such risks given by BRT to the Grantor under this Deed;

6.15.4	to observe and perform the conditions of the insurance policy.

6.16	Superior Leases and matters affecting Burdened Land

So far as relates to the subject matter of this Deed not to do anything which would contravene:-

6.16.1	any of the Grantor’s obligations under any servitude, wayleave, lease or sub-lease under which the Grantor itself holds such subject matter or the relevant part of the Grantor’s Land; or

6.16.2	any other obligation, condition, restriction or other provision binding the Grantor in relation to such subject matter or the relevant part of the Grantor’s Land; and

6.16.3

to keep the Grantor indemnified against all related actions, claims, proceedings, losses, damages, expenses, costs, demands and liabilities Provided That BRT shall not be deemed to be in breach of these obligations in the event and to the extent that details of all the matters referred to in sub-clauses 6.16.1 and 6.16.2 have not been disclosed by the Grantor to BRT But the Grantor shall not by virtue of this proviso be deemed to have authorised, permitted or condoned any act or omission constituting a breach of sub-clauses 6.16.1 and 6.16.2 that may in fact be committed by BRT.

6.17	Notice of Disputes

To give notice to the Grantor of any material dispute relating to the Installation or any right granted to BRT under this Deed immediately BRT is aware of the dispute.

7.	The Grantor’s Obligations

The Grantor hereby undertakes to BRT as follows:-

7.1	Works on Burdened Land

The Grantor will not (to the extent that this does not place the Grantor in breach of any obligations to third parties subsisting at the date of this Deed) do nor cause nor permit to be done on the Burdened Land any works which would not concur with standards of good practice (including but not limited to railway group standards as amended from time to time) provided that neither this restriction nor any restriction implied by virtue of the grant of the Rights:

7.1.1	shall affect anything otherwise permitted by this Deed;

7.1.2

shall prevent any alteration to, or the deposit of anything upon, or the carrying out of any works over the relevant part of the Burdened Land so as to interfere with the Installation or its support or covering, or to obstruct access to it where (in the case of material and prejudicial interference or obstruction) BRT’s prior written consent has been obtained (which BRT undertakes will not be unreasonably withheld or delayed, provided that the costs of compliance with any reasonable requirements of BRT and of any protective measures reasonably stipulated by BRT shall be borne by the Grantor);

7.1.3	shall apply to any of the Grantor’s Land which is at the date hereof let or subject to an agreement for letting Provided That where any such letting or agreement for letting incorporates provisions equivalent to those set out above in this Clause 7.1 the Grantor will if so requested by BRT take such steps, excluding proceedings for irritancy, as may reasonably be required by BRT for the enforcement of such provisions, subject to BRT bearing all related costs and affording reasonable security for this if so requested.

7.2	Construction on Burdened Land

Not other than within the Ducts, the Manholes or the Grantor’s Installation to lay any Conduit in or over, through or along the Burdened Land nor build any road or accessway over the Burdened Land nor construct a railway track over the Burdened Land without (subject to the rights of any tenant of the Grantor) procuring that BRT shall have access to those parts of the Installation affected (to the extent the Grantor is aware of its existence) at all reasonable times to the extent granted by this Deed nor to cause or permit any other person to do any such act except under the superintendence of BRT and in accordance with any reasonable requirements of BRT in respect of the manner of carrying out the same and/or in respect of any protective measures required for the preservation of the Installation the cost thereof to be borne by BRT.

7.3	Perfect Grant

7.3.1	At any time upon the request and at the cost of BRT to do or cause to be done all acts and things and to enter into any deed or document (other than a Deed of Servitude, save as provided in sub-clause 7.4) either severally or jointly with third parties as may reasonably be required by BRT to give effect to this Deed and/or to perfect and complete the grant of the Rights or to perfect the grant of rights by BRT to third parties in accordance with Clause 3.6.

7.3.2	The Grantor binds and obliges itself to take its successors and assignees whomsoever bound by the terms of this Deed (including this provision 7.3.2 and the provisions of Clause 7.3.1).

7.4	Dealings

7.4.1	Not to dispose of or grant or create any interest in or over the whole or any part of the Burdened Land insofar as the same may affect the Rights without ensuring that such disposal, grant or creation is expressed to be subject to the Rights;

7.4.2	Without prejudice to the generality of the terms of Clause 7.4.1, the Grantor undertakes, upon the event of each and every disposal of any part or parts of the Burdened Land (“disposal” in relation to this sub-clause meaning any transfer of the Grantor’s heritable or lease interest in the Burdened Land or any part thereof to any other party) to :-

7.4.2.1	Give BRT not less than 28 days prior notice in writing of such disposal, and

7.4.2.2	If requested to do so in writing by BRT within 14 days of the date of such notice, and at the expense of BRT to deliver to BRT within five working days of the date of completion of such disposal, a validly executed Deed of Servitude in the same form mutatis mutandis of the style of Deed of Servitude forming Part IV of the Schedule, the Grantor and BRT acting reasonably in relation to any necessary changes, such Deed of Servitude to relate to the BRT Apparatus and the Installation within the Burdened Land forming the subject of such disposal (or such part thereof as BRT may specify)

7.5	Indemnity

By way of indemnity only for so long as the Existing Agreements shall be in force not to do anything (other than the grant of this Deed and permitting BRT to enjoy the Rights and the benefit of this Deed for the Term) which would be a breach of any of the covenants, conditions and obligations on the part of British Railways Board or the grantors of the Existing Agreements as these were in force prior to 1 April 1994.

7.6	Non-Interference

The Grantor shall ensure that in the exercise of the rights reserved by Clauses 5.3, 5.4 and 5.5 nothing is done (save in respect of use of Grantor’s Installation existing as at 1 April 1994 and any other plant, equipment or installation then existing or any replacement or renewal of them in any case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus being part of the

Installation (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus interfered with);

7.7	Quiet Enjoyment

That, subject to BRT paying the Termly Payments and performing and observing BRT’s obligations and the conditions contained in this Deed, BRT shall quietly enjoy the Rights for the Term without any interruption by the Grantor or any person lawfully claiming under or in trust for the Grantor Provided Always That neither the carrying on by the Grantor of its undertaking on the Burdened Land and/or the Grantor’s Land in exercise of and subject to its statutory and common law obligations nor the grant by the Grantor of any permission or permissions properly given for any person to use railway facilities nor any vibration or electrical or other interference with any part of the Installation caused by railway traffic shall constitute either a breach of the obligations of the Grantor under this sub-clause or a derogation from the Grantor’s grant;

7.8	Information

The Grantor shall supply to BRT all information (including that relating to railway group standards as amended from time to time and other relevant safety and operating standards) as may reasonably be required to enable BRT to exercise the Rights in accordance with the obligations on the part of BRT relating thereto;

7.9	Third Party Restrictions

In the event that the Grantor grants rights to any third party in relation to the Burdened Land to impose obligations with regard to repairs to the Burdened Land that are consistent with the terms of this Deed.

8.	Rights Reserved by the Grantor in the Exercise of its Functions

If and for as long as the Grantor shall be Railtrack PLC or any successor in title to or assignee of Railtrack’s undertaking or any successor to its functions or any relevant part thereof, then:-

8.1	Save to the extent covered by the grant of the Rights but subject nevertheless to the following provisions of this Clause 8, the Grantor shall be at liberty to discharge its statutory duties and powers as subsisting from time to time and BRT shall free, relieve and indemnify the Grantor from and against any costs, charges, expenses, liabilities, losses and damages incurred or suffered by the Grantor as a result;

8.2	The Grantor shall at all times, after prior consultation with BRT, be at liberty to construct or erect any works that it may reasonably deem necessary over, under, alongside or within the Burdened Land and to raise, widen or alter the Grantor’s railway or works Provided That

8.2.1	if it should be found that the Installation interferes with the erection of any building or buildings or the construction or maintenance of any lines of rails or works upon, over or above the Grantor’s railway or the Grantor’s Land or with the alteration, repair or abandonment of any works the Grantor shall so inform BRT whereupon the parties shall consult on and agree the appropriate arrangements to deal with the matter and, if the parties cannot agree, such arrangements shall be determined in accordance with the provisions of Clause 9.1;

8.2.2	any such arrangements shall be implemented with the minimum of attendant deviation disruption or damage to the Installation and once implemented shall not hinder or impair the proper functioning of the Installation.

9.	Agreements and Declarations

9.1	Arbitration

Any dispute arising under this Deed shall be determined by a single arbiter to be agreed upon between the parties or (failing such agreement) to be appointed on the application of either party by the Chairman for the time being of the Scottish Branch of the Royal Institution of Chartered Surveyors Provided That any agreement or application of either party pursuant to this sub-clause 9.1 shall be void unless signed by the managing director or chief executive or such other senior officer as that party may from time to time by notice in writing to the other party nominate for the purposes of this sub-clause;

9.2	Trade Fixtures

For the avoidance of doubt it is hereby declared that (subject to the provisions of the Existing Agreements as the same were in force prior to 1st April 1994 where such provisions are inconsistent with this Clause 9.2) the BRT Owned Apparatus is to be treated as trade fixtures notwithstanding the degree of affixation and not heritable fixtures and:-

9.2.1

BRT shall be entitled to remove them at any time both prior to and after the expiration or sooner termination of the Term subject to making good any damage so caused and providing any necessary support for any Adjacent Property or plant or equipment and in the event that such damage cannot be made good BRT shall pay compensation being such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by BRT under any other provision of this Deed in respect of the same subject matter the sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of Clause 9.1) and for the avoidance of doubt Value Added Tax shall only be included as par of such reasonable cost to the extent that the Grantor cannot obtain a full credit for such Value Added Tax pursuant to s.26 Value Added Tax Act 1994;

9.2.2	To the extent that BRT shall not remove the BRT owned Apparatus from the Grantor’s Land within 28 days after the expiration or sooner determination of the Term or have any other express documented or statutory right to retain BRT Apparatus on the Grantor’s Land it shall belong to the Grantor absolutely.

9.3	Notices

Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served personally or by prepaid first class letter or fax (and, in the case of fax, confirmed by prepaid first class letter) to the address as follows:

The Grantor:	BRT:

Attention: Company Secretary Railtrack PLC 40 Bernard Street London WC1N 1BY	Attention: Commercial Director BR Telecommunications Limited The Podium 1 Eversholt Street London NW1 1DZ

Fax: 071 344 7101	Fax: 071 391 8278

or to such other address as shall previously have been notified by one party to the other under this Agreement, on not less than ten (10) days’ prior written notice. Any such notice shall be deemed to have been received, in the case of posted notice, 48 hours after posting and in the case of a fax, at the time of transmission.

Save as otherwise provided herein, any notice or other communication received on a day which is not a Business Day or after 5.00p.m. local time on any Business Day shall be deemed to be received on the next following Business Day;

9.4	Accurate Register

The Grantor and BRT agree that (and for the purposes of Clauses 9.4.2 to 9.4.4 references to “the Installation” shall be deemed to include reference to the Grantor’s Installation):-

9.4.1	BRT will as soon as reasonably practicable use its reasonable endeavours to identify the location of the Installation or any part thereof in, on, over, through or under the Grantor’s Land and the Grantor and BRT will enter into a memorandum to record in the Register the Burdened Land and location of the Installation (or any part of it) which is after the date hereof agreed or found to be or is laid, constructed, installed or mounted in, on, over, through or under the Grantor’s Land BUT for the avoidance of doubt BRT shall not be obliged to identify the Grantor’s Installation outside the Burdened Land unless the existence of such Grantor’s Installation becomes apparent to BRT during the course of the identification process;

9.4.2

(without prejudice to Clause 9.4.1) if either party shall from time to time require any part of the Burdened Land or the Installation to be specifically identified and shall give the other notice to such effect describing the site(s) at which the Burdened Land or the Installation is to be so identified the party receiving such notice shall within 28 days of service of the notice disclose to the other party (without charge) particulars of such records and other information as to the nature extent and location of the Burdened Land and the Installation at such site(s) as it has available to it and shall promptly (without charge) make such records and other information available to the other party (including providing copies of relevant plans, drawings and other records) and the parties shall enter a memorandum in the Register accordingly;

9.4.3	if either party shall from time to time require a survey to be carried out to enable any part of the Installation to be specifically identified and shall give the other notice to such effect describing the site(s) at which the Installation is to be so identified the parties shall, in the event that sufficient information cannot be obtained by following the procedure set out in clause 9.4.2, 28 days after service of the notice jointly commission a surveyor to identify the same at the cost of the party requiring the survey to be carried out and the parties shall enter a memorandum of the results of such survey in the Register accordingly;

9.4.4	as between the Grantor and BRT the result of any survey carried out pursuant to clause 9.4.3 shall be conclusive (save in the case of manifest error or omission) and that neither party shall be liable to the other in respect of any breach or failure to perform any of its obligations whether express or implied under this Deed or under any Act so far as concerns interference with any part of the Installation in a location in respect of which such a survey was carried out and which was not identified by such survey;

9.5	Group Companies

The Rights shall be exercisable by any Group Company of BRT as well as by BRT but subject always to compliance with the obligations of BRT under this Deed and for such purpose any act or omission of or state of affairs (including receipt of any payment) affecting any Group Company of BRT shall be deemed to be done or not done by or to affect (as the case may be) BRT and Provided That exercise of the Rights by any Group Company shall be limited to the benefit thus accommodated by BRT’s Property and the interest a Group Company may have therein;

9.6	Supervision by Grantor

No liability shall attach to the Grantor by reason of any supervision, approval or inspection given or made by or on behalf of the Grantor in respect of any alterations, additions or other works (including works of repair or reinstatement) carried out by or on behalf of BRT, nor shall any such approval or inspection prejudice or derogate from the obligation of BRT to observe and perform the covenants and conditions on BRT’s part contained in this Deed;

9.7	No Implied Warranty

BRT confirms that it has not in entering into this Deed relied on any express or implied warranty or representation (whether oral or written) of any kind whatsoever;

9.8	No Implied Rights

Nothing in this Deed shall:

9.8.1

confer on BRT any right to the benefit of or to enforce any covenant or agreement contained in any other instrument relating to any other property (except as expressly provided herein) or limit or affect the right of the Grantor to deal with the Adjacent Property at any time in such manner as may be thought fit (without prejudice to the rights expressly granted to BRT under this Deed);

9.8.2	impliedly confer upon or grant to BRT any servitude, right, liberty, privilege or advantage other than those expressly granted by this Deed;

9.9	Safety etc.

BRT undertakes that it shall:

9.9.1	be responsible for safety in the exercise of the Rights;

9.9.2	so far as is reasonably possible ensure that in all activities on the Grantor’s Land of BRT or those for whom BRT is responsible and which relate to or could affect the Grantor’s railway group standards as amended from time to time and other relevant safety and operating standards and those activities which may entail necessary Railway Possessions or Electrical Isolations shall be pre-planned so far as possible to enable this to be done with minimum inconvenience to railway operations;

9.9.3	act as the person having control of the Rights for the purposes of Section 4 of the Health & Safety at Work etc Act 1974 but so that where as a matter of law the Grantor would be such a person BRT shall nonetheless (as between grantor and grantee) assume that responsibility;

9.9.4	advise the Grantor forthwith of any incident arising from the exercise of the Rights affecting the safety of the Grantor’s railway;

9.9.5	so far as reasonably possible ensure that all persons who have access to the Grantor’s Land in exercise of the Rights observe all safety requirements notified to BRT in relation to electric traction equipment at or in the vicinity of the Installation and any relevant part of the Grantor’s Land;

9.9.6	so far as reasonably possible ensure that all persons working or otherwise present at the Installation in proximity to the Grantor’s railway do not present a danger to the safe operation of that railway;

9.9.7	so far as reasonably possible ensure that in the exercise of any rights under this Deed which may involve entry upon the Grantor’s Land those concerned act in full compliance with railway group standards as amended from time to time and other relevant safety and operating standards and with any requirements properly made by the Grantor from time to time in the interests of safety.

9.10	Force Majeure

Neither party shall be liable to the other under this Agreement for any loss or damage which may be suffered by the other party due to any cause beyond the first party’s reasonable control including without limitation any act of God, inclement weather, failure or shortage of power supplies, flood, storm, drought, lightning or fire, strike, lock-out, trade dispute or labour disturbance, the act or omission of Government, highways authorities, or other competent authority, war, military operations, riot, civil commotion, malicious damage or compliance with any overriding emergency procedures.

9.11	Co-ordinated use of Ducts

9.11.1

Both parties expressly agree and declare that in exercising the Rights granted to BRT and the rights reserved to the Grantor each party shall give the maximum practicable notice to the other of an intention to install or alter, or add to, any telecommunication apparatus in the Ducts with a view to the parties agreeing how to make the best practicable use of physical space within the Ducts.

9.11.2	Each of the Grantor and BRT shall use all reasonable endeavours to optimise the positioning of all telecommunication apparatus and other plant and equipment the subject of clause 6.8.1.6 so as to ensure that at all times reasonable physical access shall be available to all such telecommunication apparatus, plant and equipment and each party shall at the request of the other where reasonably practicable rearrange or procure the rearrangement of any such telecommunication apparatus plant or equipment for which it or those authorised by it are responsible to the extent that the previous arrangement is not the best that might reasonably be achieved.

9.12	Restrictive Trade Practices

9.12.1	Notwithstanding any provision of this Deed, no provision of this Deed which is of such a nature as to make this Deed liable to registration under the Restrictive Trade Practices Act 1 976 shall take effect until the day after that on which particulars have been duly furnished by the Director General of Fair Trading pursuant to that Act;

9.12.2	For the purposes of this paragraph “this Deed” shall include any agreement forming part of the same arrangement.

9.13	Partial Invalidity

If any term of provision of this Deed or the application thereof to any personal circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed or application of such term or provisions to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforceable to the full extent permitted by law. The parties shall negotiate in good faith to replace the invalid or unenforceable provision(s) by substitute provision(s) which will maintain the economic purposes and intentions of the parties in entering into this Deed.

10.	Termination

10.1	This Deed is made on condition that on the occurrence of any of the events mentioned below it shall be lawful for the Grantor by notice to BRT to terminate this Deed forthwith, when this Deed shall come to an end but without prejudice to any claim by either party in respect of prior breach by the other of its obligations. The events are:

10.1.1	if any of the Termly Payments or related Value Added Tax shall be unpaid for 60 days after becoming payable (whether formally demanded or not); or

10.1.2	if there shall be a failure in the performance or observance of any obligation on BRT’s part or conditions contained in this Deed which if capable of being remedied is not started to be remedied within 60 days (or earlier in case of need) of the giving of notice by the Grantor to BRT requiring remedy and diligently proceeded with; or

10.1.3	if there shall be repeated failures (whether or not remedied) in the performance or observance of BRT’s obligations contained in this Deed concerning safety; or

10.1.4	if there shall be a substantial or material failure in the performance or observance of any obligation on BBT’s part or conditions contained in this Deed which is incapable of being remedied; or

10.1.5	if BRT and/or any guarantor of BRT (being a company) shall have a winding-up petition or a petition for an administration order presented in respect of it, or if it shall itself pass a winding-up resolution (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if an administration order shall be made in respect of it, or if it shall otherwise enter into liquidation, be wound-up or otherwise cease to exist (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if a receiver or administrative receiver or receiver and manager shall be appointed in respect of all or any part of its undertaking, or if application is made under s.425 Companies Act 1985 in respect of it, or if it shall call a meeting of or enter into or propose that there be entered into any arrangement, scheme or composition with creditors; or

10.1.6	If BRT and/or any guarantor or BRT (not being a company) shall be unable to pay a debt, or becomes apparently insolvent, or shall make an application to the Court for a winding-up order, or shall himself present or have preserved against him a bankruptcy petition, or shall have bankruptcy order made against him, or shall otherwise be adjudged bankrupt, or shall call a meeting or enter into any arrangement, scheme or composition with creditors.

10.2	BRT (without prejudice to its rights) shall have the right to terminate this Deed:

10.2.1	forthwith upon written notice to that effect given to the Grantor in the event that the Licence under which BRT has the right to run a telecommunication system or any replacement expires or is terminated or revoked in which event BRT shall give to the Grantor the maximum practicable notice of termination;

10.2.2	in any event by not less than twelve months notice in writing Provided that any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its undertakings or obligations;

10.3	Either party (without prejudice to their other rights) shall have the right to terminate this Deed with effect from 31 March 2046 or on 31 March in any subsequent year by giving to the other not less than twelve months notice in writing Provided That any such termination shall, be without prejudice to any claim by either party in respect of prior breach by the other of its obligations.

11.	Limitation of Provisions of Deed

11.1	This Deed (other than Clause 9.4) shall not bind and shall confer no rights over any land which does not comprise Burdened Land (except to the extent that this land is necessary to preserve the line of the route) and ( save to the extent approval to the laying, installing or mounting of new BRT Apparatus shall have been given prior to the date of any disposal or other dealing by the Grantor) has either

11.1.1	ceased to be the Grantor’s Land, or

11.1.2	become subject to a lease or sub-lease granted by the Grantor for an initial term of 75 or more years;

and for the purpose of this clause any land in respect of which the Grantor has at any time exercised its powers under Clause 5.2 or 8.2 shall cease to be Burdened Land once any BRT Apparatus on it has been relocated.

11.2	In relation to land comprised in leases (or sub-leases) first granted by the Grantor for an initial term of 75 or more years to British Railway Board pursuant to the arrangements contemplated in the Railways Act 1993 the rights granted by this Deed shall be modified so that such land shall not be subject to any right (whether absolute or conditional) to install additional BRT Installed Ducts or BRT Owned Apparatus.

12.	Delegation by Grantor

The Grantor shall be entitled to delegate its powers (including the power to give any approval or consent) under this Deed to any extent and to such person or company as the Grantor may from time to time determine and to retain agents and contractors to perform any of its obligations and to exercise any of its rights and privileges under this Deed on its behalf Provided Always that the Grantor shall give to BRT not less than 7 days prior written notice of such delegation.

13.	Applicable Law and Jurisdiction

The law of Scotland shall apply to this Deed and the parties prorogate the jurisdiction of the Court of Session.

14.	Registration

The parties consent to the registration hereof for presentation and execution: IN

WITNESS WHEREOF these presents, consisting of this, and the sixty-three preceding pages, together with Plans Numbers One and Two and the Schedule in four parts annexed hereto, are executed as follows:- they are subscribed for and on behalf of the said BR Telecommunications Limited by John Drake, one of their Directors, and Graham Hewitt, their Company Secretary, together at London on the Twenty-first day of April Nineteen hundred and Ninety-five; and they are sealed with the common seal of the said Railtrack plc and are subscribed for them and on their behalf by Roderick Ian Muttram, one of their Directors, and Jacqueline Francis Holman, their Company Secretary, together at London on the Twenty-fifth day of April in the year last mentioned.

Director

Secretary

RAILTRACK PLC SEAL REGISTER No: 1412

SCHEDULE

PART 1

BRT’s PROPERTY

1.	Lease of Seventy square metres at Culloden Moor.

2.	Lease of Forty point five square metres at Greenhill Junction.

SCHEDULE, PART II

Enabling provisions for determination of Line Possessions,

Electrical Isolations and Railway Disruption

In relation to Line Possessions, Electrical Isolations and Railway Disruption (whether or not associated with Line Possession and/or Electrical Isolations) arising from works or activities of BRT or any person claiming under or through it pursuant to exercise by BRT or such person of the Rights:-

1.	Such procedures and arrangements shall apply as the Grantor shall from time to time determine (having regard without limitation to the operation of the Grantor’s railway and railway group standards as amended from time to time and other relevant safety and operating standards) and (for the avoidance of doubt but without limitation) the Grantor shall be entitled to determine that different procedures and arrangements shall apply:-

1.1	in different geographical areas;

1.2	in case of emergency (when compared with those to apply in the case of pre planned works or activities);

1.3	as between different categories of works or activities.

2.	Without prejudice to the generality of this the Grantor shall confirm to BRT the grant (or otherwise) of Line Possessions, Electrical Isolations and provision for Railway Disruption within a reasonable period from receipt by the Grantor of a request (complying with such procedures and arrangements) made by BRT, and if granted, to take effect in accordance with such procedures and arrangements.

3.	Without prejudice to the generality of this, the Grantor shall consider any application made by BRT, in compliance with such procedures and arrangements, for the grant of any Line Possessions, Electrical Isolation or provision for Railway Disruption and within a reasonable period from receipt of such application shall determine it in accordance with such procedures and arrangements and confirm the grant (or refusal) thereof to BRT in accordance with such procedures and arrangements.

SCHEDULE, PART III

The Licence to be granted for apparatus in rooms and buildings

The licence shall be in the form annexed hereto and shall be for a maximum term coterminous with this Deed (subject to earlier termination as therein provided) subject to payment of a licence fee to be agreed between the parties or settled by arbitration pursuant to Clause 6.6 of Part 2 of the said licence.

LICENCE AGREEMENT

Part 1: Particulars

1. The Licensor:	RAILTRACK PLC (Company Registration No. 2904587) whose registered office is situate at 40 Bernard Street London WC1N 1BY

2. The Licensee:	BR TELECOMMUNICATIONS LIMITED whose registered office is situate at Euston House 24 Eversholt Street London NW1 1ZE

3. Date of Commencement:	[ ].

4. The Authorised Purpose:	use for telecommunications purposes in conjunction with the operation of a telecommunication system (as defined in Section 4 of the Telecommunications Act 1984) and for wayleave purposes

5. The Agreement:	the Agreement dated ● made between the Licensor and the Licensee

6. Group Company:	any company which for the time being is a member of the same group of companies as the Licensee

7. The Licence Fee:	£● per calendar [month] [year] plus Value Added Tax inclusive of all outgoings including water rates subject to review as provided in Clause 6 of Part 2 hereof

8. The Premises:	that part of the Property shown [edged red] on the plan annexed hereto

9. The Property:	●

10. Review Date:	each of the dates on which the Licence Fee is to be reviewed in accordance with Clause 6 of Part 2 hereof being every fifth anniversary of the Date of Commencement.

Part 2: Agreement

IT IS HEREBY AGREED between the parties as follows:

1.	Licence to use the Premises

1.1	The Licensor hereby grants to the Licensee to use the Premises for the Authorised Purpose (provided that there shall be no right to exclusive occupation).

1.2	This Licence and the use of the Premises by the Licensee shall not create a tenancy or other such interest in the Premises and the Licensee hereby confirms the same.

2.	Term of Licence

2.1	This Licence so granted shall continue until determined by either party giving to the other not less than three month’s written notice of determination as specified in Clauses 2.2, 2.3 and 2.4.

2.2	In the event that the Agreement is wholly determined either party may determine this Licence by giving not less than three month’s written notice to the other such notice to expire on or at any time after the effective date of determination of the Agreement.

2.3	The Licensee may determine this Licence at any Review Date or within three month’s after the Licence Fee shall have been settled or determined on review by giving not less than one month’s notice to the Licensor.

2.4	Either party may, without prejudice to the provisions of Clauses 2.2 and 2.3, determine this Licence by giving not less than twelve months’ written notice to the other.

2.5	Forthwith upon the giving or the receipt by the Licensee of the notice of determination (or if a period prior to determination shall be specified in the notice, on the expiration of such period) the Licensee shall deliver up to the Licensor the Premises with vacant possession and in a state and condition consistent with the Licensee’s obligations in respect of the Premises herein contained.

3.	Licence Fee and Outgoings

3.1	During the continuance of this Licence the Licensee shall pay to the Licensor the Licence Fee at the rate specified in the Particulars subject to review as herein provided.

3.2	The Licence Fee shall be payable [monthly] [annually] in arrear at the end of each calendar [month] [year] during which this Licence shall continue.

3.3	If this Licence shall be determined otherwise than at the end of a calendar [month] [year] the Licensee shall pay to the Licensor on the day of its determination all arrears of the Licence Fee which shall have accrued up to and including the day of determination.

3.4	The Licensee shall pay to the Licensor on demand interest at two per cent above The Royal Bank of Scotland base rate for the time being on any sum due hereunder but remaining unpaid for 60 days after becoming due from the date of becoming due to the date of payment calculated on a day to day basis.

4.	Obligations in respect of the Premises

4.1

This Licence shall be personal to the Licensee and accordingly the Licensee shall not assign grant sub-licences part with or share possession or occupation of or otherwise dispose of the Premises or any part of the Premises or the

Licensee’s rights under this Licence other than to or with a Group company Provided That the grant by the Licensee to a third party of rights to use any telecommunication apparatus installed by the Licensee in or on the Premises on the terms otherwise consistent with this Licence shall be deemed not to be a breach of this Clause

4.2	The Licensee shall maintain the Premises in no worse state and condition of repair than it is in at the date of this Licence and shall keep the same clean and tidy

4.3	The Licensee shall use the Premises only for the Authorised Purpose

4.4	The Licensee shall not make any material alterations or additions to the Premises without the consent of the Licensor which the Licensor shall not unreasonably withhold or delay

4.5	The Licensee shall not in occupying or using the Premises licence do or permit anything to be done which shall be inconsistent with or cause the Licensor to be in breach of the Licensor’s obligations in relation to the Property (to the extent that the Licensor has previously notified the Licensee of such obligations) and the Licensee shall indemnify and keep indemnified the Licensor against the breach non-observance or non-performance of the Licensee’s obligations under this sub-clause.

5.	Arrears

If any installment of the Licence Fee shall remain unpaid for 60 days after becoming due (whether formally demanded or not) or if the Licensee shall be in breach of any of its obligations herein contained and shall fail to rectify such breach within 60 days of being requested so to do the Licensor may forthwith revoke this Licence by notice in writing to the Licensee to that effect but without prejudice to the accrued rights of either party hereunder.

6.	Review of Licence Fee

6.1 6.1.1	“Licence Fee Review Period” means one of the respective periods of five years commencing on the ● day of ● One thousand nine hundred and ● and every fifth anniversary thereof or such shorter period as terminates at the expiration of the term hereby granted

6.1.2	“Notice of Review” means a notice in writing served by the Licensor on the Licensee or by the Licensee on the Licensor (as the case may be) pursuant to sub-clause 6.2

6.1.3	“Licence Fee Review Date” means the date of commencement of a Licence Fee Review period

6.1.4	“Relevant Licence Fee Review Date” means the date in the Licence Fee Review Period specified in a notice served pursuant to sub-clause 6.2

6.1.5	“Open market Licence Fee” means the higher of the Licence Fee payable immediately prior to the Licence Fee Review Date or the yearly fee for which the Premises might reasonably be expected to be licensed on the open market on the relevant Licence Fee Review Date by a willing landowner to a willing user with vacant possession without taking a premium and:-

(a)	For a term equal to the then unexpired residue of the term hereby granted

(b)	Otherwise upon the terms and conditions contained in this Licence save and except the amount of Licence Fee (but including provisions for review herein contained)

(c)	On the following assumptions:-

i)	that the Licensee has complied with all of the covenants and obligations on its part contained in this Licence

ii)	that the Premises are fit for immediate occupation and ready for use by the Licensee for the purposes authorised by this Licence

iii)	that if the Premises or any part thereof shall have been destroyed or damaged the same has at the Relevant Licence Fee Review Date been fully reinstated and restored to its state and condition immediately before the catastrophe

iv)	that the Licensor has not elected to waive the exemption from Value Added Tax on the Licence Fee reserved by this Agreement

6.2 6.2.1	If at any time during the last twelve months of any Licence Fee Review Period the Licensor shall serve on the Licensee not less than three months notice in writing of its desire to review the Licence Fee payable hereunder with effect from the next Licence Fee review Date shall be such yearly Licence Fee as may be the Open Market Licence Fee ascertained in accordance with these provisions

6.2.2

Provided that in the absence of any Notice of Review served by the Licensor the Licensee may at any time during the last six months of a Licence Fee Review period on not less than three months written notice to the Licensor require the review of such Licence Fee hereunder and on the service of such notice the Licensor shall not be entitled to serve its notice referred to in Clause 6.2.1 above and the notice served by the

Licensee shall have the same effect as if it were a Notice of Review served by the Licensor under Clause 6.2.1

6.3	If the Licensor and the Licensee shall not have agreed in writing the Open Market Licence Fee before the date three months after the relevant Licence Fee Review Date or the date three months after service of the Notice of Review referred to in Clause 6.2 (whichever date shall be the later) the Open Market Licence Fee in the event that the chief executive of both parties or either party shall authorise the same in writing shall be determined by reference by either party to the arbitration of an arbiter nominated by the Chairman for the time being of the Royal Institution of Chartered Surveyors (Scottish Branch) on the application of either of the Licensor or of the Licensee and the costs of the Licensor and of the Licensee and the costs of the arbitration shall be in the award of the arbiter whose decision shall be final and binding

6.4	The reference to an award of the arbiter shall be in accordance with the Arbitration Act (Scotland) 1896

6.5	Time shall not be of the essence in agreeing or determining the review Licence Fee or of appointing an arbiter

6.6	The arbiter shall determine the Open Market Licence Fee in accordance with the provisions of Clause 6.1.

7.	Impact of the Agreement

Save as may be inconsistent with the provisions hereof (which shall for avoidance of doubt take precedence) the parties hereto shall observe and perform the obligations on their respective parts as laid down by the Agreement as if the same were repeated herein.

8.	Interpretation

8.1	Reference to “this Licence” means the licence hereby granted

8.2	Words and expressions used in the Particulars to this Agreement shall have the same meanings when used in the remainder of this Agreement and such words and expressions as shall have specific meanings in the Agreement shall bear the same meaning as if they were set out herein (save insofar as they conflict with any additional expressions defined herein)

8.3	Words importing the singular meaning shall include the plural meaning and vice versa

IN WITNESS WHEREOF:

SCHEDULE, PART IV

STYLE OF DEED OF SERVITUDE

Deed of Servitude

by

Railtrack (as afterdefined)

in favour of

BRT (as afterdefined)

1.	In this Deed of Servitude the following expressions shall have the meanings and effect set opposite them:-

Agreement	the Agreement in respect of Telecommunications Apparatus between (1) Railtrack and (2) BRT dated [●] Nineteen hundred and Ninety five.

Adjacent Property	all or any part of the land, buildings, structures or other works (including railway track and other rail infrastructure) not including the Installation but for the time being adjoining the Installation, and for the time being belonging to Railtrack.

BRT	a company incorporated under the Companies Acts (Registered No. 02495998) and having its Registered Office at Euston House, Twenty four Eversholt Street, London NW1 1DZ [or insert designation of BRT’s successors as appropriate], and their successors and assignees whomsoever.

BRT Apparatus	all telecommunications apparatus used by BRT at the date of this Deed of Servitude or subsequently laid, installed, or mounted by BRT in terms of this Deed of Servitude, including, for the avoidance of doubt and where the context so admits, BRT Installed Ducts, BRT Owned Apparatus and Leased Cable but excluding any such apparatus which is subsequently abandoned by BRT.

BRT Installed Ducts	any Ducts which may at any time after the date of this Deed of Servitude be laid, installed or mounted by BRT, but for the avoidance of doubt excluding any Ducts existing on First April Nineteen hundred and Ninety four that may be repaired or renewed by BRT.

BRT Owned Apparatus	any BRT Apparatus excluding Leased Cable and Ducts.

BRT’s Surveyor	means the person from time to time appointed by BRT to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with BRT or any Group Company of BRT;

Business Day	means Monday to Friday every week of the year, but excludes bank and public holidays in any part of Great Britain;

Cable	all or any part of any wire, cable, optical fibre or the like (including its immediate casing or coating) which is designed or adapted for use in the running of a telecommunication system laid or to be laid in the Ducts pursuant to this Deed of Servitude.

Ducts	all or any part of pipes, conduits and relevant conducting media, the cable ducts, troughs, tubes, channels, cable trays, trunking or risers from time to time on or in the Subjects used by BRT at First April Nineteen hundred and ninety four or to be used by BRT in terms of this Deed of Servitude.

Electrical Isolation	the electrical isolation of any part of Railtrack’s railway from time to time within the Subjects.

Environmental Damage	means any injury or damage to persons, living organisms or property (including offence to man’s senses) or any pollution or impairment of the environment resulting from the discharge, emission, escape or migration of any substance, energy, noise or vibration;

Existing Agreements	the Managed Contracts, Mercury Wayleaves and relevant contracts, as these are defined in the Management Agreement, [insert specific reference to Existing Agreements which actually apply to the Subjects]

Group Company	means any company which for the time being is a member of the same group of companies within the meaning given to that expression in S.42 Landlord and Tenant Act 1954 as Railtrack or BRT (as the case may be) other than a company which is at any time or was at any time the grantee or an assignee of any of the Existing Agreements and (for the avoidance of doubt) whether or not such Existing Agreements shall subsist at any relevant time.

Installation	all or any part of the BRT Apparatus and any other related Telecommunication Apparatus within the Subjects.

Leased Cable	BRT Apparatus which will be or is at any time part of the subject matter of an agreement made between BRT and Railtrack whereby the relevant Telecommunication Apparatus is leased to BRT by Railtrack.

Line of Route

(a)      that part or those parts of the Subjects in, on, under, through or over which as at the date of this Deed of Servitude the Installation passes or upon which it is situated or upon which connections exist between the Installation and BRT Apparatus situated on other land.

(b)      that part of the Subjects as shown by the line coloured green on the Plan that comprises a longitudinal strip of land being nine inches in width situated ten inches from one boundary between the Subjects and other land (or as close to that routing as practicable if such longitudinal strip is obstructed by any building or structure, the said longitudinal strip to be the agreed route for future BRT Apparatus only within the Subjects.

Line Possession	a period of time during which BRT or its officers or duly authorised agents is or are to have access to the area on or about railway tracks on the Subjects for the purposes of this Deed of Servitude.

Management Agreement	the agreement between BRT and Railtrack dated Thirty first March Nineteen hundred and Ninety five in connection with the management and operation of the Existing Agreements.

Manholes	the manholes and joint bays constructed or to be constructed pursuant to this Deed of Servitude.

Plan	the plan annexed and executed as relative to this Deed of Servitude.

Planning Acts	means the Town and Country Planning (Scotland) Acts 1947 to 1977, the Local Government and Planning (Scotland) Act 1982 and the Town and Country Planning Act 1984 and any Act for the time being in force of a similar nature and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage;

Railtrack	Railtrack PLC, a company incorporated under the Companies Acts (Registered Number 2904587), and having its Registered Office at Forty Bernard Street, London WC1N 1BY [or insert designation of Railtrack’s successors as appropriate and make consequential amendments] and their successors and assignees whomsoever as heritable proprietors of the Subjects.

Railtrack’s Installation	any Telecommunication Apparatus (including Cable) being installed or mounted in, or under or over the Subjects from time to time, which does not form part of the Installation.

Railtrack’s Surveyor	means the person from time to time appointed by Railtrack to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with Railtrack or any Group Company of Railtrack;

Railway Disruption	effecting single line or other modified working or the slackening of traffic upon the railway within the Subjects and any act, omission or event which requires the interruption of and/or interference with rail traffic upon the railway within the Subjects.

Subjects	ALL and WHOLE [here insert description of Subjects which are to be disposed by Railtrack [or part thereof to be burdened as appropriate] shown outlined red on the Plan]

Telecommunication Apparatus	as defined in paragraph 1 of the Telecommunications Code (Schedule 2 to the Telecommunications Act 1984)

Telecommunication System	as defined in Section 4 of the Telecommunications Act 1984.

Works	(1) the opening of the surface of the Subjects and the making of such excavations as may be necessary for the purpose of laying the BRT Installed Ducts;

(2) the laying of the BRT Installed Ducts and the construction of the Manholes;

(3)      the installation of the BRT Apparatus within the Ducts and/or BRT Installed Ducts and such work as may be necessary to lay, install or mount BRT Apparatus in, on, under, through or over the Subjects.

(4) inspection, cleaning, maintenance, adjustment, repair and alteration, addition to, renewal, removal and extension of the Installation.

(5) survey of the Subjects in respect of existing or new Installation.

(6)      any other thing which ought to be done on the Subjects by way of compliance with BRT’s obligations under the Management Agreement, for so long as this shall subsist and so far as it relates to the Subjects or as may be necessary or desirable in order to fulfil the obligations on the part of the grantor or licensor in the Existing Agreements.

2.	Interpretation

In this Deed of Servitude:-

2.1	if at any time either Railtrack or BRT consist of more than one person then their respective obligations can be enforced against those constituent persons jointly and severally;

2.2	every obligation in this Deed which prohibits a party from doing something includes an obligation by that party not to permit or suffer that thing to be done;

2.3	“person” includes any firm, body, company or corporation or any other individual authorised by any such firm, body, company or corporation;

2.4	words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine and vice versa;

2.5	words importing the singular number shall include the plural number and vice versa;

2.6	references to Clauses and Sub-Clauses are, unless the context otherwise requires, to clauses and sub-clauses in this Deed of Servitude.

3.	CONSIDERING THAT in terms of the Agreement, Railtrack undertook to grant Deeds of Servitude in certain circumstances in favour of BRT and further considering that BRT has requested Railtrack to grant such a Deed of Servitude to affect the Subjects, NOW THEREFORE, We Railtrack in implement pro tanto of Clause 7.4.2.2 of the Agreement but without payment of any consideration Do Hereby GIVE, GRANT AND DISPONE to and in favour of BRT the following heritable and irredeemable servitude rights:-

(FIRST)	The right to carry out the Works on the Subjects (with or without workmen, vehicles, plant, machinery and equipment), subject to the following obligations:-

(1)	the Works shall be carried out in a good and workmanlike manner;

(2)	access to the Installation shall be over such route over the Subjects and the Adjacent Property as Railtrack shall reasonably require;

(3)	in the case of any proposed new Installation, the new Installation shall be laid, installed or mounted over such route within the Subjects as shall first be approved by Railtrack, such approval not to be unreasonably withheld or delayed;

(4)	the Works shall be carried out and any necessary access over the Subjects shall be taken at such time as is reasonable and in such manner as is reasonable and in all the circumstances, causing as little damage and disturbance as is reasonably possible, BRT being obliged to make good any damage done without delay and in a good and workmanlike manner;

(5)	BRT shall comply with [railway group standards as amended from time to time,] other relevant safety and operating standards [and public rules relating to railway access and operation in force from time to time (as regards length of notice and otherwise)];

(6)	BRT shall comply with Railtrack’s reasonable requirements of which written notice is from time to time given to BRT;

(7)	save in emergency, BRT shall pre-plan the Works so as to maximise the period of notice given for any requisite [Line Possession or] Electrical Isolation;

(8)	in relation to access over any part of the Subjects which is from time to time subject to a Lease or Sub-Lease or other agreement creating an occupational interest granted by Railtrack to an independent third party (and in addition to and not in substitution for the foregoing) BRT shall:-

(1)	(Except in emergency or in instances of non-routine maintenance when the maximum practicable notice shall be given) give not less than 14 days’ prior written notice to the occupant or such longer period of notice to which the occupant may be entitled under the terms of the relevant agreement (and details of which Railtrack shall promptly provide to BRT upon specific request to Railtrack for such information).

(2)	Comply at BRT’s expense with the occupant’s reasonable requirements in relation to safety or security and give due consideration to the occupant’s representations regarding the impact on its operations of such entry and any Works to be carried out;

(3)	In the exercise of such right cause as little damage and inconvenience to the occupant as is reasonably practicable making good all damage caused in the exercise of such right;

(SECOND)	The right to instal, to keep installed and to use along the Line of Route the Installation for the purpose of BRT’s Telecommunication System and, without prejudice to the generality of the foregoing, for the purpose in particular of its undertaking (as established pursuant to the provisions of the Railways Act 1993);

(THIRD)	The right to use for the passage of electricity and any other services required for consumption by the Installation all ducts, troughs, conduits, mains, pipes, wires (whether or not overhead), lines and cables and other conducting media now or later laid in, on, under, through or over the Subjects (the route or routes of any such conducting media to be installed in the future and the manner and location of their connections to be previously approved in writing by Railtrack (such approval not to be unreasonably withheld) all such rights to be exercised, subject to BRT causing as little damage, disturbance and inconvenience as possible and forthwith making good all damage so caused.

(FOURTH)	The right of support for the Installation from the Subjects but (without prejudice to Clause (FIRST) above) excluding as an incident of the grant pursuant to this Clause (FOURTH) any right to enter the Subjects and excluding support from mines and minerals under the Subjects.

(FIFTH)	The right in relation to the Subjects to take such steps or actions as may be necessary or desirable in order to fulfil the obligations on the part of the grantor or licensor in the Existing Agreements, but (without prejudice to Clause (FIRST) above) excluding as an incident of the grant any right to enter the Subjects;

(SIXTH)	The right to grant to third parties rights for commercial activities connected with telecommunications (as that phrase is defined in

Section 4 of the Telecommunications Act 1984 including any amendment thereto) the rights to be granted to be of a nature and type similar to but not more extensive than those granted to BRT under this Deed of Servitude as BRT shall consider apposite (and subject to the same reservations and conditions as specified in this Deed of Servitude) and which specifically shall not in their grant or exercise be in breach or cause a breach of any of the obligations and conditions either on the part of Railtrack or its predecessors in title under the Existing Agreements or on the part of BRT under this Deed of Servitude and to the extent that the grant by BRT of such rights shall or may purport to grant access to the Subjects as Railtrack shall approve, such access and such approval shall be in accordance with the terms specified or referred to in paragraph 3.6 of the Agreement.

4.	BRT’s Obligations

BRT binds and obliges itself to Railtrack:

4.1 Use

That BRT shall comply with the following requirements as to the exercise of the rights granted by this Deed of Servitude and shall not authorise or knowingly allow anyone else to contravene them, namely:

4.1.1	nothing is to be done in the exercise of the rights granted by this Deed of Servitude which may be dangerous, illegal or immoral;

4.1.2	nothing is wilfully or knowingly to be done which would cause damage, nuisance, annoyance or inconvenience to

Railtrack or its tenants, customers or the occupiers of any neighbouring property or the public;

4.1.3	nothing is to be brought onto the Subjects which is or may become noxious, dangerous, offensive, combustible, inflammable, radioactive or explosive except such quantity as is reasonably required for the execution of any Works or which is in the nature of fuel in the tanks of vehicles or is carried lawfully in any such vehicles and in each case which accords with statutory requirements;

4.1.4	the works or structures comprising elements of the Subjects which provide support to the Installation are not to be overloaded;

4.1.5	nothing is to be done in the exercise of the rights granted by this Deed of Servitude (save in respect of use of BRT Apparatus existing as at First April Nineteen hundred and Ninety four or any replacement or renewal of it in either case on a like for like basis) which shall cause electrical or other interference with the operation of any Telecommunication Apparatus or other electrical equipment {whether or not part of the Installation) or any other plant equipment or installation whether located within the Ducts or in, on, over or under any Adjacent Property (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus, plant or equipment interfered with);

4.1.6	nothing is knowingly or wilfully to be done in the exercise of the rights granted by this Deed of Servitude or otherwise in relation to the Installation which would cause the temperature of any part of the Installation or of any part of Railtrack’s Installation or of any plant, equipment or other installation on the Subjects to exceed the temperature which it is constructed, designed or adapted to withstand without adverse effect on it or on its use and with (in any such case) due margin for safety;

4.2	Legislation

to comply with the requirements of every Act relating to the installation, the rights granted by this Deed of Servitude and the Works or to anything on or done in relation to the Installation or the Works (whether required of Railtrack, BRT or any other person);

4.3	Planning

4.3.1	not to make any application for planning permission in respect of the Installation or any proposed alteration or addition without the prior consent in writing of Railtrack (such consent not to be unreasonably withheld or delayed);

4.3.2	not to make any alteration or addition to the Installation (notwithstanding any other consent which may be granted by Railtrack under this Deed) before all necessary planning permissions have been obtained;

4.4	Execution of Works and Protection of Installations

4.4.1	during the carrying out of any Works (including repairs whether temporary, emergency or permanent in nature (and whether or not following temporary or emergency repairs)) to undertake or procure the undertaking of such temporary measures (including making a permanent repair following a temporary or emergency repair) for the protection of the Installation and Railtrack’s Installation and all other plant, equipment and other installations wheresoever situate and all Adjacent Property, as may from time to time reasonably be considered appropriate or as Railtrack may from time to time reasonably specify without delay or immediately in an emergency, and to close up such Ducts as may be opened and any other openings arising in connection with any Works without delay and in a good and workmanlike manner;

4.4.2	to keep such parts of the Installation, Railtrack’s Installation and any other plant, equipment and other installations (and in particular all Cables) as shall reasonably require this, adequately protected from weather and its effects whilst any Ducts shall be opened or there shall be any other openings in connection with any Works;

4.4.3	to take all reasonable temporary precautions, during the execution of Works and any period prior to completion of making good any damage caused, to secure and protect the Installation and any part of Railtrack’s Installation in it from unlawful interference by third parties;

4.4.4	to take all such other reasonable permanent precautions as Railtrack shall reasonably require from time to time to secure and protect the Installation and any part of Railtrack’s

Installation in it from unlawful interference by third parties, such precautions to be implemented in accordance with such programme as Railtrack and BRT may from time to time agree and the reasonable costs of which shall be shared between them on such basis as they may agree or in default of agreement settled pursuant to the provisions of this Deed of Servitude in respect of arbitration;

4.5	Repair

4.5.1	to keep the Installation (other than the Ducts and Manholes) in a safe condition and upon abandonment of the Installation or any part of it (which may include Ducts or Manholes) to render it permanently safe to the extent that this is reasonably practicable given the nature of the Installation at the relevant time;

4.5.2	upon the Installation in any section of the Ducts of any new Cable exceeding 1.5 kilometres in length or other telecommunications apparatus the installation of which is not to be directly funded by Railtrack to put that section (and any associated Manholes) into a state of good repair and condition and, to the extent that such section is beyond economic repair, to replace it;

4.5.3

upon discovering that any section of Ducts (or any associated Manholes) is in a state of disrepair which is dangerous to people or liable to give rise to Railway Disruption forthwith to carry out such temporary emergency works (if any) as may be required to make it safe and to inform Railtrack of the location and nature of the disrepair;

4.5.4	to the extent rendered necessary by reason of any new Installation which affects the immunisation of the existing Installation and/or Railtrack’s Installation to maintain an adequate system for the immunisation of the Installation and/or Railtrack’s Installation from the external electrical interference;

4.5.5	to maintain appropriate safety precautions in relation to the Installation in accordance with good electrical and telecommunications engineering practice from time to time;

4.6	Outstanding Disrepair

If BRT:

4.6.1	fails to do any work which this Deed of Servitude requires it to do and Railtrack gives BRT written notice to do it, BRT shall comply within a reasonable time having regard to the nature and extent of the works involved, failing which Railtrack may carry out the work and BRT shall pay to Railtrack on demand the costs and expenses properly incurred in so doing;

4.6.2	becomes aware of any defect or item of disrepair for which Railtrack may be or become liable or for the remedy of which Railtrack may be responsible, BRT shall notify the Grantor in writing forthwith;

4.7	Alteration

4.7.1	not, without the consent of Railtrack (not to be unreasonably withheld or delayed) and subject to the condition that BRT shall comply with sub-clauses 4.7.1.2 - 5 in any such case, to make any addition to the Installation which is not in, on, under or over the Subjects nor any material alteration or addition to the Installation in, on, under or over the Subjects (and for the purposes of this sub-clause 4.7.1 a “material” alteration or addition (in relation to Ducts) shall be such alteration or addition as shall mean any Ducts would become 75% or more full by volume or may affect Railtrack’s Installation or the rights reserved to Railtrack hereby);

Provided That:

4.7.1.1	no alteration or addition to the Installation shall be made pursuant to this Deed of Servitude unless BRT shall first have obtained the consent of any tenant or occupant of any part of the Subjects affected by such alteration or addition (and Railtrack shall render to BRT such assistance in obtaining that consent as BRT shall reasonably require and shall not object to the granting of such consent);

4.7.1.2	any such works to which Railtrack consents shall be carried out in accordance with plans and specifications approved by Railtrack (such approval also not to be unreasonably withheld or delayed) and (if so reasonably required by Railtrack) under the superintendence of Railtrack and to the reasonable satisfaction in all respects of Railtrack and to the satisfaction of any authority or body having jurisdiction;

4.7.1.3	BRT shall on making any alteration or addition to the Installation which does not require Railtrack’s consent, furnish to Railtrack not less than two sets of plans and specifications of such works to the extent that such exist and/or are relevant to the nature of the works;

4.7.1.4	BRT shall keep all records describing alterations or additions to the Installation available for inspection by Railtrack upon reasonable request and shall provide copies thereof to Railtrack upon reasonable request;

4.7.1.5	any such works shall be carried out in a manner which complies with the provisions of Clause 3 (FIRST);

4.7.2	to carry out any works (including removal of any part of the Installation) as Railtrack may from time to time by notice to BRT direct in order to give effect to or to accommodate any variation, reduction, modification or extinguishing of any of the rights granted by this Deed of Servitude pursuant to Clause 5.2;

4.8	Environmental Protection

4.8.1	promptly to notify Railtrack (and where such notification is given orally, promptly to confirm such notification in writing) of any circumstances of which BRT is aware which are reasonably foreseeable and could give rise at any time to any material Environmental Damage (and provided that, in relation to noise and vibration, notification need only be given if it is the subject of a complaint or order or other notice) and to exercise due diligence at all times to inform itself of any such circumstances as would require such notification;

4.8.2	not to deposit any waste on the Subjects or any Adjacent Property;

4.8.3

promptly to take and complete whatever action is required to prevent, mitigate or remedy any Environmental Damage which results from any operations pursuant to the provisions of this Deed of Servitude of BRT or its sub-tenants licensees or others for whom it is responsible. Provided That Railtrack shall be notified in writing in advance of any action proposed under this paragraph and shall be entitled to require that any such action be supervised by Railtrack or any environmental consultant appointed by Railtrack (at the cost of BRT) and where BRT fails to take or complete such action within a reasonable time or to the reasonable satisfaction of Railtrack then Railtrack shall be entitled to take or complete such action as it considers necessary and to recover from BRT the reasonable cost (including all appropriate professional fees) of taking or completing such action;

4.8.4	to be responsible for and keep Railtrack indemnified from and against all actions, claims, proceedings, losses, damage, expenses, costs, demands and liabilities (including costs reasonably incurred in investigating or defending any claim, proceeding, demand or order and any expenses reasonably incurred in preventing, avoiding or mitigating loss, liability or damage) resulting from Environmental Damage (including any costs incurred by Railtrack under Clause 4.8.3) to the extent that the Environmental Damage shall have occurred in consequence of any act or omission of BRT or other for whom it is responsible.

4.9	Excavations

not in executing the Works to carry out any continuous unsupported excavation nor to do anything which will or might endanger the safety or stability of any railway or of any Adjacent Property.

4.10	Equipment on the Subjects

not to damage or tamper with or endanger the plant, equipment and other installations on the Subjects.

4.11	Existing Agreements

at all times after the Management Agreement shall cease to subsist to enforce all conditions and obligations on the part of any person other than British Railways Board or the grantors in relation to the Existing Agreements (with particular reference to [railway safety matters and] access to the Subjects) so far as BRT is able to enforce them and not to vary or purport to vary or terminate them nor to grant any consent under these provisions.

4.12	Indemnity

4.12.1	BRT shall indemnify Railtrack against all actions, costs, proceedings, claims and demands, losses, damage, expenses and liabilities arising directly out of any negligent act, error or omission of BRT, its employees, duly authorised agents or contractors whilst exercising the rights granted by this Deed of Servitude and maintaining the Installation or any breach of its obligations under this Deed resulting in any such case in loss, damage or injury to Railtrack or to Railtrack’s Installation or any heritable or moveable property whatsoever or death of or injury to any person Provided That Railtrack shall not compromise or settle any such actions, costs, proceedings, claims or demands without the consent of BRT (such consent not to be unreasonably withheld or delayed).

4.12.2

if Railtrack becomes liable to make a payment of tax in respect of any sum paid to it under sub-clause 4.12.1, BRT shall be obliged to pay Railtrack such amount as will, after such liability, leave Railtrack with the same amount as it would have been entitled to receive in the absence of such tax liability. For these purposes, if Railtrack is deprived of any relief from, or right to repayment of, taxation as a result of the payment to it of any such sum under sub-clause 4.12.1 or under this sub-clause, such deprivation shall be treated, for the purposes of this sub- clause, as a payment of tax of an amount equal to the tax liability that would otherwise have been due in the absence of such relief, or right to repayment of tax, as the case may be.

4.12.3	amounts due from BRT under sub-clause 4.12.2 shall be due to Railtrack two working days before Railtrack is obliged to pay the tax in question.

4.12.4	if any credit, relief or deduction for the purposes of computing income, profits or gains chargeable to, or against, tax (“a Credit”) is received by Railtrack as a result of any payment by it of the type contemplated by sub-clause 4.12.1, the amount of the payment under sub-clause 4.12.2 shall nevertheless be payable in full by BRT on the date ascertained in accordance with sub-clause 4.12.3. If a Credit is received by Railtrack, Railtrack shall, subject to sub-clause 4.12.5, promptly repay to BRT an amount equal to such Credit (up to the amount previously paid by or due from BRT) and without interest, save to the extent that interest is included (or allowed) in such Credit. No credit shall be taken to have been received by Railtrack unless and until it shall have relieved Railtrack of a present obligation to pay taxation (whether by representing a Credit against profits, income or gains or against tax) or it shall have resulted in a repayment of tax.

4.12.5

if any amount due from BRT pursuant to sub-clause 4.12.2 relates to a payment of tax by Railtrack which is payable on the same date as Railtrack receives a Credit to which sub- clause 4.12.4 applies, the amount due from BRT shall be reduced by the amount of the Credit or, if the amount of the Credit exceeds the amount due from BRT, the excess shall be paid by Railtrack to BRT.

*	[Delete if inapplicable at date of grant of Deed of Servitude]

4.13	Public Liability Insurance

[save to the extent that whilst BRT is controlled by British Railways Board such arrangements shall be effected through a self-insuring arrangement implemented by British Railways Board] to maintain at BRT’s own expense comprehensive public liability insurance in respect of the Installation and all the activities of BRT with insurers of good repute for such reasonable amount as the parties may from time to time agree (or in default of agreement as may be determined pursuant to the provisions of this Deed of Servitude in respect of arbitration) and such insurance shall include a cross-liabilities clause as between Railtrack and BRT (so that the insurers do not pay out to either Railtrack or BRT and then seek to recover from the other) and:

4.13.1	to make available for inspection the policy and receipts for the current premium and/or provide copies and/or provide a certificate by the insurers or BRT’s brokers as to the extent and nature of cover;

4.13.2

if BRT shall at any time fail to insure or pay the insurance premiums in accordance with these requirements Railtrack shall be at liberty to insure instead and thenceforth to pay the premiums payable from time to time and the amount of such payments and any related costs incurred shall be repaid by BRT to Railtrack on demand;

4.13.3	if BRT shall become entitled to any insurance money in respect of public liability risks then BRT shall apply this to the claim, demand or liability in relation to which it shall have been received and in respect of any indemnity for such risks given by BRT to Railtrack under this Deed of Servitude;

4.13.3	to observe and perform the conditions of the insurance policy.

4.14	Superior Leases and matters affecting the Subjects

so far as relates to the subject matter of this Deed of Servitude not to do anything which would contravene:-

4.14.1	any of Railtrack’s obligations under any servitude, wayleave, lease or sub-lease under which Railtrack itself holds such subject matter or the relevant part of the Subjects; or

4.14.2	any other obligation, condition, restriction or other provision binding Railtrack in relation to such subject matter or the relevant part of the Subjects; and

4.14.3

to keep Railtrack indemnified against all related actions, claims, proceedings, losses, damages, expenses, costs, demands and liabilities Provided That BRT shall not be deemed to be in breach of these obligations in the event and to the extent that details of all the matters referred to in sub-clauses 4.14.1 and 4.14.2 have not been disclosed by Railtrack to BRT But Railtrack shall not by virtue of this proviso be deemed to have authorised, permitted or condoned any act or omission constituting a breach of sub-clauses 4.14.1 and 4.14.2 that may in fact be committed by BRT.

4.15	Notice of Disputes

to give notice to Railtrack of any material dispute relating to the Installation or any right granted to BRT under this Deed of Servitude immediately BRT is aware of the dispute.

4.16

(a)	BRT shall not grant to third parties rights equivalent to the whole or any part or parts of the benefit of the rights under this Deed of Servitude or of the rights without the consent of Railtrack (such consent shall not be unreasonably withheld or delayed) and Provided Further That no consent shall be required for any grant of rights which does not purport to grant to third parties rights of access to the Subjects;

(b)	No such grant as aforesaid shall be made otherwise than in compliance with the following terms:-

(i)	Any such grant shall be to a suitably licensed telecommunications or cable television operator;

(ii)	Any such grant shall contain an undertaking by the grantee not to assign or otherwise deal with the whole or any part or parts of its subject matter subject to the proviso that the consents of Railtrack and BRT to an assignation of the whole to a suitably licensed telecommunications or cable television operator shall not be unreasonably withheld or delayed and any such grant shall be in a form approved by Railtrack (such approval not to be unreasonably withheld or delayed);

(iii)	Any such grant shall contain:-

one	an obligation binding the grantee prohibiting the grantee from doing or suffering any act or thing which would contravene any of BRT’s obligations under this Deed of Servitude; and

two	a provision entitling BRT to terminate such grant on breach of such obligation by the grantee;

(c)	within one month after any such grant of rights to any third parties to give notice of it in writing to Railtrack and to produce to Railtrack a copy of the relevant document evidencing such grant for retention by Railtrack;

(d)	from time to time on reasonable demand, to furnish Railtrack with full particulars of all immediately derivative interests (including licences) of or in this Deed of Servitude and copies of plans identifying the extent of such interests, and such further particulars as Railtrack may reasonably require.

*	[Clause 5 or part thereof may be inapplicable if the Subjects are not at the date of grant of the Deed of Servitude used for Railway purposes - delete as appropriate]

5.	Reservations

There are excepted and reserved:

5.1

to Railtrack and any person deriving title through or under it or authorised by any of them or (where appropriate) otherwise entitled, full right and liberty from time to time to (and to authorise others to) develop, build, renew, repair, alter or execute any other works (including demolition) at any Adjacent Property and to use or otherwise deal with any Adjacent Property for any purpose and in any manner whatsoever Provided That (except by way of the carrying on by Railtrack of its undertaking in exercise of and subject to its statutory and common law obligations) there shall be no derogation pursuant to this Sub-Clause from the grant of the rights granted to BRT under this Deed of Servitude or material adverse interference with the exercise of such rights by BRT pursuant to this Sub-Clause.

5.2	To Railtrack the right at any time and from time to time by notice in writing to BRT (but following consultation with BRT for such period as is reasonable in all the circumstances and taking into account its reasonable representations) to vary, reduce, modify or extinguish any of the rights granted to BRT under this Deed of Servitude provided that;

5.2.1	Railtrack shall grant to BRT such alternative rights and facilities as may in the circumstances be necessary;

5.2.2	such alternative rights and facilities shall be reasonably comparable to those proposed to be affected and shall not (either in the exercise of the rights granted to BRT under this Deed of Servitude or the execution of the Works) render materially more expensive or less convenient the exercise of the rights granted to BRT under this Deed of Servitude or the execution of the Works;

5.2.3	these arrangements shall be subject to the application of railway group standards as amended from time to time and other relevant safety and operating standards where applicable and to Railtrack causing as little inconvenience as is reasonably practicable to BRT; and

5.2.4	Railtrack hereby undertakes and obliges itself to BRT fully and effectively to indemnify BRT against all reasonable costs that BRT may incur in complying with the provisions of this Sub-Clause 5.2 of this Deed of Servitude and in respect of any reasonable costs that BRT may incur by reason of provision of alternative arrangements so as to ensure the continuity of supply of Telecommunication Services (as defined in Section 4 of the Telecommunications Act 1984) to BRT’s customers directly arising out of the works envisaged in this Sub-Clause 5.2 of this Deed of Servitude. For the avoidance of doubt this provision shall not impose a liability on Railtrack to reimburse BRT in respect of service credits or other damages due to BRT’s customers. The terms of this Sub-Clause 5.2.4 shall survive termination of this Deed of Servitude for any reason whatsoever.

5.3

to Railtrack the right for Railtrack and those from time to time authorised by it to carry out any works which in the reasonable opinion of Railtrack are either necessary for the proper operation of Railtrack’s undertaking or are required for any other purpose including without limitation (but subject to Clause 6.3) the right to carry out works analogous to the Works including the installation of Railtrack’s Installation within the Ducts to the extent that the Ducts are capable of receiving it without causing electrical or other interference with the operation of any BRT Apparatus or other Telecommunication Apparatus forming part of the Installation at the time such works are carried out, such rights in the case only of works of new installation (not being renewal) being exercisable where practicable in accordance with a programme of works first notified in writing by Railtrack to BRT.

5.4	to Railtrack (subject to Clause 6.3):

5.4.1	the right for Railtrack and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to use the Ducts, the Manholes and Railtrack’s Installation for any purpose (which may include for the purpose of its or their Telecommunication System);

5.4.2	the right of support for Railtrack’s Installation from the Installation; and

5.4.3	the right for Railtrack and any person deriving title through or under it or authorised by any of them or (where appropriate) otherwise entitled to grant for commercial activities connected with telecommunications (as that phrase is defined in Section 4 of the Telecommunications Act 1984) to third parties rights over the subject matter of this Clause 5 of a nature and type as Railtrack shall reasonably consider appropriate but which shall not be more extensive than the rights reserved to Railtrack.

5.5	To Railtrack (subject as aftermentioned) the right to authorise others to work to any extent any mines and minerals in and under the Subjects or any Adjacent Property.

5.6	To Railtrack the benefit of the Existing Agreements.

5.7	The right to take such steps or actions as may be necessary or desirable in order to enable Railtrack to carry out all of the functions which were delegated to and to fulfil all of the obligations which were imposed upon BRT.

Provided That if in exercising the rights hereby reserved Railtrack causes material physical damage to any part of the Installation (to the extent that Railtrack is aware of its existence having made due enquiry of BRT which Railtrack shall be deemed to have done if it allows BRT Twenty working days of any enquiry within which to respond or within such shorter period as may be reasonably practicable in case of any emergency or non-routine works) Railtrack shall pay to BRT such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by BRT under any other provision of this Deed of Servitude in respect of the same subject matter) such sum to be agreed or, if the parties cannot agree, to be determined in accordance with the arbitration provisions of this Deed of Servitude and for the avoidance of doubt Value Added Tax shall only be included as part of such reasonable cost to the extent that Railtrack cannot obtain a full credit for such Value Added Tax pursuant to Section 26 of the Value Added Tax Act 1994 And Provided Further That in the event that Railtrack on its own behalf or on behalf of any third parties seeks to make use of any BRT Installed Ducts, Railtrack shall first obtain the consent of BRT (such consent not to be unreasonably withheld or delayed) both to any material addition or alteration to Railtrack’s Installation installed therein from time to time and to the method of carrying out any works associated therewith, and shall pay a fair proportion of the costs of maintenance and repair of the relevant BRT Installed Ducts (such proportion to be determined in accordance with the arbitration provisions specified in this Deed of Servitude in the event the parties cannot agree).

6.	Railtrack’s Obligations

Railtrack hereby undertakes to BRT as follows:-

6.1	Works on the Subjects

Railtrack will not (to the extent that this does not place Railtrack in breach of any obligations to third parties subsisting at the date of this Deed of Servitude) do nor cause nor permit to be done on the Subjects any works which would not concur with standards of good practice (including but not limited to railway group standards as amended from time to time) provided that neither this restriction nor any restriction implied by virtue of the grant of the rights granted by this Deed of Servitude:

6.1.1	shall affect anything otherwise permitted by this Deed;

6.1.2	shall prevent any alteration to, or the deposit of anything upon, or the carrying out of any works over the relevant part of the Subjects so as to interfere with the Installation or its support or covering, or to obstruct access to it where (in the case of material and prejudicial interference or obstruction) BRT’s prior written consent has been obtained (which BRT undertakes will not be unreasonably withheld or delayed, provided that the costs of compliance with any reasonable requirements of BRT and of any protective measures reasonably stipulated by BRT shall be borne by Railtrack);

6.1.3

shall apply to any part of the Subjects which is at the date hereof let or subject to an agreement for letting Provided That where any such letting or agreement for letting incorporates provisions equivalent to those set out above in this Clause 6.1

Railtrack will if so requested by BRT take such steps, excluding proceedings for irritancy, as may reasonably be required by BRT for the enforcement of such provisions, subject to BRT bearing all related costs and affording reasonable security for this if so requested.

6.2	Construction on the Subjects

not other than within the Ducts, the Manholes or Railtrack’s Installation to lay any Conduit in or over, through or along the Subjects nor build any road or accessway over the Subjects nor construct a railway track over the Subjects without (subject to the rights of any tenant of Railtrack) procuring that BRT shall have access to those parts of the Installation affected (to the extent Railtrack is aware of its existence) at all reasonable times to the extent granted by this Deed nor to cause or permit any other person to do any such act except under the superintendence of BRT and in accordance with any reasonable requirements of BRT in respect of the manner of carrying out the same and/or in respect of any protective measures required for the preservation of the Installation, the cost thereof to be borne by BRT.

6.3	Non-interference

Railtrack shall ensure that in the exercise of the rights reserved by Clauses 5.3, 5.4 and 5.5 nothing is done (save in respect of use of Railtrack’s Installation existing as at 1 April 1994 and any other plant, equipment or installation then existing or any replacement or renewal of them in any case on a like for like basis) which shall cause electrical or other interference with the operation of any Telecommunication Apparatus being part of the Installation (and in this sub-clause

“interference” shall mean interference which is material to the operation or physical state of the apparatus interfered with);

6.4	Quiet Enjoyment

that, subject to BRT performing and observing BRT’s obligations and the conditions contained in this Deed of Servitude, BRT shall quietly enjoy the rights granted by this Deed of Servitude subject always to the reservations in favour of Railtrack under this Deed of Servitude without any interruption by Railtrack or any person lawfully claiming under or in trust for Railtrack; Provided Always That neither the carrying on by Railtrack of its undertaking on the Subjects and any Adjacent Property in exercise of and subject to its statutory and common law obligations nor the grant by Railtrack of any permission or permissions properly given for any person to use railway facilities nor any vibration or electrical or other interference with any part of the Installation caused by railway traffic shall constitute either a breach of the obligations of Railtrack under this sub-clause or a derogation from the rights granted by Railtrack in terms of this Deed of Servitude;

6.5	Information

Railtrack shall supply to BRT all information (including that relating to railway group standards as amended from time to time and other relevant safety and operating standards) as may reasonably be required to enable BRT to exercise the rights granted by this Deed of Servitude in accordance with the obligations on the part of BRT relating thereto;

6.6	Third Party Restrictions

in the event that Railtrack grants rights to any third party in relation to the Subjects to impose obligations with regard to repairs to the Subjects that are consistent with the terms of this Deed of Servitude.

7.	Agreements and Declarations

7.1	Trade Fixtures

for the avoidance of doubt it is hereby declared that (subject to the provisions of the Existing Agreements as the same were in force prior to 1st April 1994 where such provisions are inconsistent with this Clause 7.1) the BRT Owned Apparatus is to be treated as trade fixtures notwithstanding the degree of affixation and not heritable fixtures and:-

7.1.1

BRT shall be entitled to remove them at any time subject to making good any damage so caused and providing any necessary support for any Adjacent Property or plant or equipment and in the event that such damage cannot be made good BRT shall pay compensation being such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by BRT under any other provision of this Deed in respect of the same subject matter the sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of this Deed of Servitude relating to arbitration) and for the avoidance of doubt Value Added Tax shall only be included as part of such reasonable cost to the extent that Railtrack cannot obtain a full credit for such Value Added Tax pursuant to Section 26 of the Value Added Tax Act 1994;

7.2	Notices

any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served personally or by prepaid first class letter or fax (and, in the case of fax, confirmed by prepaid first class letter) to the address as follows:

Railtrack:	BRT:
Attention: Company Secretary Railtrack PLC 40 Bernard Street London WC1N 1BY	Attention: Commercial Director BR Telecommunications Limited The Podium 1 Eversholt Street London NW1 1 DZ

Fax: 0171 344 7101	Fax: 0171 391 8278

or to such other address as shall previously have been notified by one party to the other under this Agreement, on not less than ten (10) days’ prior written notice. Any such notice shall be deemed to have been received, in the case of posted notice, 48 hours after posting and in the case of a fax, at the time of transmission.

Save as otherwise provided herein, any notice or other communication received on a day which is not a Business Day or after 5.00p.m. local time on any Business Day shall be deemed to be received on the next following Business Day;

7.3	Group Companies

the rights granted to BRT by this Deed of Servitude shall be exercisable by any Group Company of BRT for the time being as well as by BRT but subject always to compliance with the obligations of BRT under this

Deed of Servitude and for such purpose any act or omission of or state of affairs (including receipt of any payment) affecting any Group Company of BRT shall be deemed to be done or not done by or to affect (as the case may be) BRT. Declaring that such exercise of the rights granted by this Deed of Servitude by a Group Company of BRT shall only be on the basis of BRT’s rights hereunder, and shall not constitute separate rights on the part of such Group Company;

7.4	Supervision by Railtrack

no liability shall attach to Railtrack by reason of any supervision, approval or inspection given or made by or on behalf of Railtrack in respect of any alterations, additions or other works (including works of repair or reinstatement) carried out by or on behalf of BRT, nor shall any such approval or inspection prejudice or derogate from the obligation of BRT to observe and perform the obligations and conditions on BRT’s part contained in this Deed of Servitude;

7.5	BRT confirms that it has not in entering into this Deed of Servitude relied on any express or implied warranty or representation (whether oral or written) of any kind whatsoever;

7.6	Nothing in this Deed shall:

7.6.1	confer on BRT any right to the benefit of or to enforce any undertaking or agreement contained in any other instrument relating to any other property (except as expressly provided herein) or limit or affect the right of Railtrack to deal with the Adjacent Property at any time in such manner as may be thought fit (without prejudice to the rights expressly granted to BRT under this Deed of Servitude);

7.6.2	impliedly confer upon or grant to BRT any servitude, right, liberty, privilege or advantage other than those expressly granted by this Deed of Servitude;

*	[Clause 7.7 may be inapplicable if the Subjects are not at the date of grant of the Deed of Servitude ___ for railway purposes-delete is this is the case]

7.7	Safety etc.

BRT undertakes that it shall:

7.7.1	be responsible for safety in the exercise of the rights granted by this Deed of Servitude;

7.7.2	so far as is reasonably possible ensure that in all activities on the Subjects of BRT or those for whom BRT is responsible and which relate to or could affect Railtrack’s railway group standards as amended from time to time and other relevant safety and operating standards and those activities which may entail necessary railway possessions or Electrical Isolations shall be pre-planned so far as possible to enable this to be done with minimum inconvenience to railway operations;

7.7.3	act as the person having control of the rights granted by this Deed of Servitude for the purposes of Section 4 of the Health & Safety at Work etc Act 1974 but so that where as a matter of law Railtrack would be such a person BRT shall nonetheless (as between grantor and grantee) assume that responsibility;

7.7.4	advise Railtrack forthwith of any incident arising from the exercise of the rights granted by this Deed of Servitude affecting the safety of Railtrack’s railway;

7.7.5	so far as reasonably possible ensure that all persons who have access to the Subjects in exercise of the rights granted by this Deed of Servitude observe all safety requirements notified to BRT in relation to electric traction equipment at or in the vicinity of the Installation and any relevant part of the Subjects;

7.7.6	so far as reasonably possible ensure that all persons working or otherwise present at the Installation in proximity to Railtrack’s railway do not present a danger to the safe operation of that railway;

7.7.7	so far as reasonably possible ensure that in the exercise of any rights under this Deed of Servitude which may involve entry upon the Subjects those concerned act in full compliance with railway group standards as amended from time to time and other relevant safety and operating standards and with any requirements properly made by Railtrack from time to time in the interests of safety.

7.8	Force Majeure

neither party shall be liable to the other under this Deed of Servitude for any loss or damage which may be suffered by the other party due to any cause beyond the first party’s reasonable control including without limitation any act of God, inclement weather, failure or shortage of power supplies, flood, storm, drought, lightning or fire, strike, lock-out, trade dispute or labour disturbance, the act or omission of Government, highways authorities, or other competent authority, war, military operations, riot, civil commotion, malicious damage or compliance with any overriding emergency procedures.

7.9	Co-ordinated use of Ducts

7.9.1	both parties expressly agree and declare that in exercising the rights granted to BRT in terms of this Deed of Servitude and the rights reserved to Railtrack each party shall give the maximum practicable notice to the other of an intention to install or alter, or add to, any Telecommunication Apparatus in the Ducts with a view to the parties agreeing how to make the best practicable use of physical space within the Ducts.

7.9.2	each of Railtrack and BRT shall use all reasonable endeavours to optimise the positioning of all Telecommunication Apparatus and other plant and equipment so as to ensure that at all times reasonable physical access shall be available to all such Telecommunication Apparatus, plant and equipment and each party shall at the request of the other where reasonably practicable rearrange or procure the rearrangement of any such Telecommunication Apparatus plant or equipment for which it or those authorised by it are responsible to the extent that the previous arrangement is not the best that might reasonably be achieved.

7.10	Restrictive Trade Practices

7.10.1

notwithstanding any provision of this Deed of Servitude, no provision of this Deed of Servitude which is of such a nature as to make this Deed of Servitude liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars have been duly furnished to the Director General of Fair Trading pursuant to that Act;

7.10.2	for the purposes of this paragraph “this Deed of Servitude” shall include any agreement forming part of the same arrangement.

7.10.3	Partial Invalidity

if any term or provision of this Deed of Servitude or the application thereof to any personal circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed of Servitude or application of such term or provisions to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Deed of Servitude shall be valid and be enforceable to the full extent permitted by law. The parties shall negotiate in good faith to replace the invalid or unenforceable provision(s) by substitute provision(s) which will maintain the economic purposes and intentions of the parties in entering into this Deed of Servitude.

8.	Declarations

DECLARING that:-

(ONE)	the grant of this Deed of Servitude supersedes and replaces in all respects the whole rights and obligations of both BRT and Railtrack in terms of the Agreement, subject to the following provisos:-

(a)	the respective rights and obligations of BRT and Railtrack in terms of the Agreement are superseded only so far as such rights and obligations relate to the Subjects; and

(b)	the obligation on the part of BRT in terms of the Agreement to pay a proportion of the Termly Payments under the Agreement in respect of the Subjects to Railtrack shall not be superseded, and for the avoidance of doubt, BRT shall continue to pay the appropriate proportion of the Termly Payments applicable to the Subjects to Railtrack, but only so far as required in terms of the Agreement, and BRT shall have no liability for any proportion of the Termly Payments to any successors in title or assignees of Railtrack in respect of the Subjects unless Railtrack indicate that the Termly Payments have been apportioned between the Subjects and the remainder of the land burdened by the Agreement in which case BRT shall pay the Termly Payments in such proportions and to such parties as Railtrack shall reasonably request.

(TWO)

any dispute or difference as to the meaning and effect of this Deed of Servitude shall, failing agreement, be referred to the decision of a single Arbiter mutually appointed or failing agreement to be appointed by the President for the time being of the Law Society of Scotland and the decision of such Arbiter shall be final and binding on the parties; and we, Railtrack and BRT, HEREBY DECLARE that the foregoing rights, servitudes, privileges and tolerances, with the whole obligations undertaken by Railtrack hereunder, are hereby declared real liens and burdens on and affecting the Subjects in terms of Section 32 of the

Conveyancing (Scotland) Act 1874 as amended by Section 17 of the Land Registration (Scotland) Act 1979 and are appointed to be [recorded/registered] as part of these presents in the [appropriate Division of the General Register of Sasines/Land Register] and shall be inserted or validly referred to in all future transmissions of the Subjects or any affected part or parts thereof under pain of nullity subject only to Section 15 of the Land Registration (Scotland) Act 1979; WITH ENTRY as at the ● day of ● Nineteen hundred and ● notwithstanding the date or dates hereof; And Railtrack grant warrandice from its own facts and deeds only; And Railtrack hereby certifies that this Instrument falls within Category K in the Schedule to the Stamp Duty (Exempt Instrument) Regulations 1987: IN WITNESS WHEREOF

[Warrant for registration if appropriate]

Director

Secretary

RAILTRACK PLC SEAL REGISTER No: 2412

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